Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

HEWLETT PACKARD ENTERPRISE COMPANY

AND

EVERETT SPINCO, INC.

May 24, 2016

i

		Page

Section 9.11	Public Announcements	68
Section 9.12	Specific Performance	68
Section 9.13	Amendment	68
Section 9.14	Rules of Construction	68
Section 9.15	Counterparts	69
Section 9.16	Performance	69

EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D	Form of Real Estate Matters Agreement
E	Term Sheets for Preferred Vendor Agreements
F	Form of Intellectual Property Matters Agreement
G	Wind-down Usage Terms

SCHEDULES

Schedule 1.1(7)	Calculation of Cash Conversion Cycle Adjustment Amount and Illustrative Example
Schedule 1.1(22)(a)(i)	Everett Customer, Distribution, Supply or Vendor Contracts
Schedule 1.1(22)(b)(i)	Everett Joint Venture or License Agreements
Schedule 1.1(22)(f)	Other Everett Contracts
Schedule 1.1(24)	Excluded Entities
Schedule 1.1(38)	Integration Plan
Schedule 1.1(41)	Intercompany Agreements
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	Certain Everett Assets
Schedule 2.2(a)(ii)(A)	Capital Stock of Everett Subsidiaries
Schedule 2.2(a)(ii)(B)	Capital Stock of Other Everett Entities
Schedule 2.2(a)(viii)(A)	Equipment and Furniture at Everett Sites Retained by Houston
Schedule 2.2(a)(viii)(B)	Equipment and Furniture at Houston Sites Transferred to Everett
Schedule 2.2(b)(i)	Certain Excluded Assets
Schedule 2.2(b)(iii)(A)	Capital Stock of Certain Houston Subsidiaries
Schedule 2.2(b)(iii)(B)	Capital Stock of Certain Other Houston Entities
Schedule 2.2(b)(iv)	Houston Contracts
Schedule 2.3(a)(i)	Certain Everett Liabilities
Schedule 2.3(b)(i)	Certain Excluded Liabilities
Schedule 2.9(a)	Shared Assets
Schedule 2.9(b)	Shared Contracts
Schedule 2.10	Horizontal Cost Activities
Schedule 6.10(a)(ii)	Houston Guarantees to Be Released
Schedule 6.11(a)	Everett Actions
Schedule 6.11(b)	Houston Actions
Schedule 6.11(d)	Mixed Actions
Schedule 7.1(a)	Specified Cooperation Matters
Schedule 8.4(a)(i)	Pre-approved Arbitrators

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of May 24, 2016 (this “Agreement”), is by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), and Everett SpinCo, Inc., a Delaware corporation (“Everett”).  Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, Houston, acting through itself and its direct and indirect Subsidiaries, currently conducts the Everett Business;

WHEREAS, Everett is a newly formed, wholly owned Subsidiary of Houston;

WHEREAS, Houston intends to separate the Everett Business from the Houston Business and to cause the Everett Assets to be transferred to Everett and other members of the Everett Group and to cause the Everett Liabilities to be assumed by Everett and other members of the Everett Group, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Houston will distribute to the holders of the outstanding shares of common stock, $0.01 par value, of Houston (the “Houston Common Stock”) as of the close of business on the Record Date all of the issued and outstanding shares of the common stock, $0.01 par value, of Everett (the “Everett Common Stock”) (a) by means of a pro rata distribution and in accordance with a distribution ratio to be determined by the Board of Directors of Houston (the “One-Step Spin-Off”) or (b) by way of an offer to exchange shares of Everett Common Stock for outstanding shares of Houston Common Stock (the “Exchange Offer”) (followed by a Clean-Up Spin-Off) (in each case, the “Distribution”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Houston, Everett, Computer Sciences Corporation, a Nevada corporation (“Chicago”), and Everett Merger Sub Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into Everett (the “Merger”) and all shares of Everett Common Stock will be converted into shares of common stock, $1.00 par value per share, of Chicago, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of Houston and the Board of Directors of Everett have approved the Reorganization, the Distribution and the Merger;

WHEREAS, for U.S. federal income tax purposes, (i) the Contribution (as defined herein) and the Distribution, taken together, are intended to qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code; and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of Houston, Everett and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1)                                 “Above-Basis Amount” means $3,055,000,000, minus the Basis Amount, subject to adjustment as set forth in Section 3.1(d) of the Merger Agreement.

(2)                                 “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, enforcement action, order, consent agreement, settlement agreement, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

(3)                                 “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement, the other Transaction Documents and the Merger Agreement, (a) no member of the Everett Group shall be deemed to be an Affiliate of any member of the Houston Group, and no member of the Houston Group shall be deemed to be an Affiliate of any member of the Everett Group, and (b) in no event shall HP Inc. be deemed an Affiliate of any member of the Houston Group.

(4)                                 “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(5)                                 “Assets” means any and all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of the applicable Person, including the following:

(a)                                 all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b)                                 all apparatus, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, marketing and transportation systems and related facilities, equipment, furniture, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tools, test devices, prototypes and models and other tangible personal property;

(c)                                  all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d)                                 all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)                                  (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f)                                   all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts;

(g)                                  all deposits, letters of credit and performance and surety bonds;

(h)                                 all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i)                                     all Intellectual Property Rights and Technology;

(j)                                    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development, manufacturing and business process files and data, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)                                 all prepaid expenses, trade accounts and other accounts and notes receivable;

(l)                                     all rights under Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m)                             all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;

(n)                                 all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(o)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

(6)                                 “Basis Amount” means $1,500,000,000, unless, pursuant to a written notice delivered to Everett at least ninety (90) days prior to the anticipated Distribution Date, Houston elects to increase or reduce the Basis Amount by the amount specified in such notice after considering in good faith the estimated adjusted Tax bases of the Everett Assets and the estimated amount of Everett Liabilities, as well as the anticipated amount of payments pursuant to Article VI; provided, however, that the Basis Amount shall not be reduced below $1,200,000,000.

(7)                                 “Cash Conversion Cycle Adjustment Amount” means the amount calculated in the manner set forth on Schedule 1.1(7).  For the avoidance of doubt, only the items set forth in Schedule 1.1(7) will be included in the calculation of the Cash Conversion Cycle Adjustment Amount.  Except as otherwise indicated in such Schedule, the items included in the calculation of the Cash Conversion Cycle Amount under such Schedule shall be calculated in accordance with the Accounting Principles.  In calculating the Cash Conversion Cycle Adjustment Amount, the amounts of accounts receivable, accounts payable and inventory included in such calculation shall be determined in accordance with Schedule 1.1(7), but shall not include any amounts in respect of accounts receivable or inventory that are not Everett Assets or in respect of accounts payable that are not Everett Liabilities.

(8)                                 “CMS Business” means software and related services that enable and support various aspects of operations for telecommunications providers as conducted by Houston prior to the Distribution Date and reasonable extensions thereof.  Examples of software and related services include those related to network functions virtualization (NFV), virtual network functions (VNF), operations support systems (OSS), business support systems (BSS), subscriber services (e.g., video, analytics), and telco IoT services.

(9)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(10)                          “Contract” means any agreement, understanding, contract, obligation, indenture, instrument, lease, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

(11)                          “Contribution” means the transfer of the Everett Assets and Everett Liabilities to Everett pursuant to the Reorganization.

(12)                          “Disclosure Documents” means (a) any registration statement to be filed by Everett with the SEC to effect the registration of shares of Everett Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, and (b) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Reorganization or the Everett Group or primarily relates to the transactions contemplated hereby.

(13)                          “Distribution Agent” means Wells Fargo Shareowner Services.

(14)                          “Distribution Date” means the date on which Houston distributes all of the issued and outstanding shares of Everett Common Stock to the holders of Houston Common Stock.

(15)                          “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

(16)                          “Effective Time” has the meaning set forth in the Merger Agreement.

(17)                          “Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit C, entered into or to be entered into by and between Chicago, Houston and Everett on or prior to the Distribution Date.

(18)                          “Environmental Condition” means the presence of Hazardous Materials in the environment, including soil, groundwater, surface water, ambient air or indoor air.

(19)                          “Environmental Law” means any Law relating to (a) the protection of human health or the environment or natural resources; (b) the use (including manufacturing and processing), emission, handling, transportation, distribution, treatment, storage, removal, recycling, disposal, Release or discharge of Hazardous Materials; (c) the assessment, investigation, remediation, removal or mitigation of Hazardous Materials; (d) the exposure of any individual or real property to a Release of Hazardous Materials; (e) Laws relating to recordkeeping, notification, disclosure and reporting requirements with respect to Hazardous Materials; and (f) occupational health and safety.

(20)                          “Everett Balance Sheet” means the combined unaudited pro forma pre-tax balance sheet of the Everett Group as of January 31, 2016, as set forth on Section 5.8(a) of the SpinCo Disclosure Schedule (as defined in the Merger Agreement).

(21)                          “Everett Business” means the enterprise services business of Houston, which as of the date hereof is conducted by the “Enterprise Services” reporting segment of Houston, as such enterprise services business has been conducted and will be conducted in accordance with the Merger Agreement prior to the Distribution Time, but excluding the CMS Business.

(22)                          “Everett Contracts” means the following Contracts to which Houston or any of its Affiliates is a party or by which Houston or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Distribution Time, except for any such Contract or part thereof that is expressly contemplated to be retained by or transferred to Houston or any member of the Houston Group pursuant to any provision of this Agreement or any other Transaction Document; provided that, in the case of any of the following

Contracts that relate to Technology or Intellectual Property Rights, the “Everett Contracts” will only include IP Contracts:

(a)                                 (i) any customer, distribution, supply or vendor Contracts listed or described on Schedule 1.1(22)(a)(i) and (ii) any other customer, supply or vendor Contracts that exclusively relate to the Everett Business;

(b)                                 (i) any joint venture agreement or license agreement listed or described on Schedule 1.1(22)(b)(i) and (ii) any other joint venture agreement or license agreement that exclusively relates to the Everett Business;

(c)                                  any Contract or part thereof to the extent providing for any guarantee, indemnity, representation, warranty or other similar Liability of, by or in favor of any member of the Everett Group or of any member of the Houston Group to the extent in respect of an Everett Liability or the Everett Business;

(d)                                 any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Shared Contacts, subject to Section 2.9) or any of the other Transaction Documents to be assigned to Everett or any member of the Everett Group;

(e)                                  any IP Contract; and

(f)                                   any Contract listed or described on Schedule 1.1(22)(f) (or any applicable licenses, leases, addenda or similar arrangements thereunder as described on Schedule 1.1(22)(f)) and any other Contract that exclusively relates to the Everett Business.

(23)                          “Everett Debt” has the meaning set forth in the Merger Agreement.

(24)                          “Everett Group” means Everett, those entities set forth on Schedule 2.2(a)(ii)(A), each Subsidiary of Everett immediately after the Distribution Time and each other Person that becomes a Subsidiary of Everett after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Plan of Reorganization), provided that the “Everett Group” shall not include those entities set forth on Schedule 1.1(24).

(25)                          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(26)                          “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, pandemics, nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.  For the avoidance of doubt, the receipt by a party of an unsolicited offer from a third Person to acquire all or part of the securities or assets of such party shall not constitute an event of Force Majeure.

(27)                          “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government.

(28)                          “Group” means the Houston Group or the Everett Group, as the context requires.

(29)                          “Hazardous Materials” means any chemical, product, by-product, co-product, material, substance, waste, radioactive and biological materials, petroleum and petroleum products or any fraction thereof, pollutant, emission, discharge, release or contaminant (whether solid, liquid or gas, noise, ion, vapor or electromagnetic and whether individually, or incorporated into a product, or a constituent of waste) that is regulated by or pursuant to, or that can result in Liability under, any Environmental Law.

(30)                          “Houston Business” means the businesses and operations conducted prior to the Distribution Time by any member of the Houston Group that are not included in the Everett Business.

(31)                          “Houston Development” means Houston Development LP, a Texas limited partnership.

(32)                          “Houston Group” means Houston and each Person (other than any member of the Everett Group) that is a direct or indirect Subsidiary of Houston immediately after the Distribution Time, which shall include those entities set forth on Schedule 2.2(b)(iii)(A), and each Person that becomes a Subsidiary of Houston after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Plan of Reorganization).

(33)                          “Houston Retained IP” means Technology and Intellectual Property Rights owned by Houston or any member of the Houston Group immediately prior to the Distribution Time, except for Transferred IP.

(34)                          “Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(35)                          “Inherited Debt” means the Zero-Coupon Convertible Senior Notes Due October 1, 2021, 3.875% Convertible Senior Notes due 2023 and 7.45% Notes due 2029 of HP Enterprise Services, LLC (formerly known as Electronic Data Systems LLC, formerly known as Electronic Data Systems Corporation), a Delaware limited liability company.

(36)                          “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(37)                          “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof.

(38)                          “Integration Plan” means the plan to achieve cost synergies set forth on Schedule 1.1(38).

(39)                          “Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement in substantially the form attached hereto as Exhibit F, entered into or to be entered into by and between Houston, Houston Development and Everett on or prior to the Distribution Date.

(40)                          “Intellectual Property Rights” has the meaning set forth in the Intellectual Property Matters Agreement.

(41)                          “Intercompany Agreements” means the agreements listed on Schedule 1.1(41) to be entered into by Everett and/or any member of the Everett Group, on the one hand, and Houston and/or any member of the Houston Group, on the other hand, on or prior to the Distribution Date.

(42)                          “IP Contract” has the meaning set forth in the Intellectual Property Matters Agreement.

(43)                          “Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

(44)                          “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, and whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed, in each case, including all costs and expenses relating thereto.

(45)                          “Party” means Houston or Everett, as appropriate, and “Parties” mean Houston and Everett.

(46)                          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

(47)                          “Preferred Vendor Agreements” means the Master Preferred Vendor Agreement for software products and services and the Master Preferred Vendor Agreement for hardware products and services entered into or to be entered into by and between Houston and Everett on or prior to the Distribution Date substantially on the terms and conditions set forth in Exhibit E-1 and Exhibit E-2.

(48)                          “Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached hereto as Exhibit D entered into or to be entered into by and between Houston and Everett on or prior to the Distribution Date.

(49)                          “Record Date” means the date determined by the Board of Directors of Houston (or a committee thereof) as the record date for the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with a Clean-Up Spin-Off.

(50)                          “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building or facility.

(51)                          “Reorganization” means the transfer of the Everett Assets that are not already owned by members of the Everett Group to members of the Everett Group and the assumption of the Everett Liabilities that are not already owed by members of the Everett Group by members of the Everett Group, and the transfer of Excluded Assets that are not already owned by members of the Houston Group to members of the Houston Group and the assumption of the Excluded Liabilities that are not already owed by members of the Houston Group by the Houston Group, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.

(52)                          “SEC” means the United States Securities and Exchange Commission.

(53)                          “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

(54)                          “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.

(55)                          “Shared Assets” means the Assets identified on Schedule 2.9(a).

(56)                          “Shared Contracts” means all contracts, commitments and other agreements that relate both to the Everett Business and the Houston Business, including the contracts, commitments and other agreements identified on Schedule 2.9(b).

(57)                          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote or direct the vote of, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(58)                          “Targets” mean the targets for cash conversion cycle metrics (days sales outstanding, days payables outstanding and days of inventory), which shall be equal to the average of such metrics of the Everett Group on a combined basis for the twelve trailing months ended April 30, 2016, calculated in the manner set forth on Schedule 1.1(7).

(59)                          “Tax” has the meaning set forth in the Tax Matters Agreement.

(60)                          “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B entered into or to be entered into by and between Chicago, Houston and Everett on or prior to the Distribution Date.

(61)                          “Technology” has the meaning set forth in the Intellectual Property Matters Agreement.

(62)                          “Total Everett Debt” has the meaning set forth in the Merger Agreement.

(63)                          “Transaction Documents” means this Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Preferred Vendor Agreements, the Intercompany Agreements, the Intellectual Property Matters Agreement and the Transfer Documents, in each case including all annexes, exhibits, schedules, attachments and appendices thereto.

(64)                          “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Houston Transfer Documents and the Post-Distribution Everett Transfer Documents.

(65)                          “Transferred IP” has the meaning set forth in the Intellectual Property Matters Agreement.

(66)                          “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A entered into or to be entered into by and between Houston and Everett on or prior to the Distribution Date.

Section 1.2                                    Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Location

Accounting Principles	Section 2.11(e)
Adjustment Amounts	Section 2.11(a)(vii)
Agreement	Preamble
Annualized Horizontal Cost	2.10(a)
Arbitration Act	Section 8.1
Arbitration Demand Notice	Section 8.4(a)
Chicago	Recitals
Clean-Up Spin-Off	Section 3.3(c)
Counsel	Section 4.8(e)
CPR	Section 8.3
CPR Arbitration Rules	Section 8.4(a)(i)
Cut-Off Time	Section 2.11(a)
Dispute	Section 8.1
Dispute Notice	Section 8.2
Disputed Items	Section 2.11(b)
Distribution	Recitals
Everett	Preamble
Everett Accounts	Section 2.12(a)
Everett Assets	Section 2.2(a)
Everett Common Stock	Recitals
Everett Confidential Information	Section 7.2(a)
Everett Controlled Actions	Section 6.11(a)
Everett Counsel	Section 4.8(a)
Everett Exclusive Activities	Section 7.7(a)
Everett Indemnification Obligations	Section 6.1
Everett Indemnified Parties	Section 6.2
Everett Liabilities	Section 2.3(a)
Everett Payment	Section 3.1(b)(ii)
Everett Released Persons	Section 5.1(b)
Exchange Offer	Recitals
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Existing Houston Counsel	Section 4.8(a)
Final Adjustment Amounts	Section 2.11(d)
Final Cash Conversion Cycle Adjustment Amount	Section 2.11(d)
Final Statement	Section 2.11(d)
Final Targets	Section 2.11(d)
General Everett Business Information	Section 4.8(b)
Guarantee Release	Section 6.10(b)
Houston	Preamble
Houston Accounts	Section 2.12(a)
Houston Common Stock	Recitals

Houston Confidential Information	Section 7.2(b)
Houston Controlled Actions	Section 6.11(b)
Houston Counsel	Section 4.8(a)
Houston Exclusive Activities	Section 7.7(b)
Houston Indemnification Obligations	Section 6.2
Houston Indemnified Parties	Section 6.1
Houston Released Persons	Section 5.1(a)
Indemnified Party	Section 6.5(a)
Indemnifying Party	Section 6.5(a)
Indemnity Payment	Section 6.5(a)
Mediation Request	Section 8.3
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Mixed Action	Section 6.11(d)
Notice of Objection	Section 2.11(b)
One-Step Spin-Off	Recitals
Other Houston Business	Section 7.7(b)
Plan of Reorganization	Section 2.1(a)
Post-Closing Claims	Section 7.3(b)
Post-Distribution Everett Transfer Documents	Section 2.4(b)
Post-Distribution Houston Transfer Documents	Section 2.5(b)
Pre-Closing Occurrence-Based Policies	Section 2.2(a)(vi)
Pre-Distribution Transfer Documents	Section 2.1(c)
Procedure	Section 8.3
Proposed Adjustment Amounts	Section 2.11(a)(vii)
Proposed Cash Conversion Cycle Adjustment Amount	Section 2.11(a)(ii)
Proposed Statement	Section 2.11(a)
Proposed Targets	Section 2.11(a)(i)
Reimbursable Expenses	Section 7.4(a)
Representatives	Section 7.2(a)
Separate Action	Section 6.11(c)
Separation Expenses	Section 7.4(a)
Third-Party Claim	Section 6.6(a)
Unaffiliated Accounting Firm	Section 2.11(c)
Undisclosable Contracts	Section 2.11(h)

ARTICLE II
THE REORGANIZATION

Section 2.1                                    Transfer of Assets and Assumption of Liabilities Prior to the Distribution.

(a)                                 In accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, as it may be revised in accordance with Section 2.1(d), being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:

(i)                                     Everett Assets.  Houston shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Everett or one or more of Everett’s Subsidiaries designated by Everett, and Everett or such Subsidiaries shall accept from Houston and Houston’s applicable Subsidiaries, all of Houston’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Everett Assets (in the case of the Transferred IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement);

(ii)                                  Everett Liabilities.  Everett and/or one or more of its Subsidiaries designated by Everett shall accept, assume and agree faithfully to perform, discharge and fulfill the Everett Liabilities in accordance with their respective terms.  Everett and such Subsidiaries shall be responsible for all Everett Liabilities, regardless of when or where such Everett Liabilities arose or arise, or the legal entity that incurred or holds the Everett Liability (provided, however, that nothing contained herein shall preclude or inhibit Everett from asserting against third parties any defenses available to the legal entity that incurred or holds such Everett Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Everett Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Houston Group or the Everett Group, any predecessor of any such member or any of their respective directors, officers, employees, agents or Affiliates;

(iii)                               Excluded Assets.  Houston shall cause the applicable Subsidiaries of Everett to assign, transfer, convey and deliver to Houston or one or more of its other Subsidiaries designated by Houston (other than Everett or its Subsidiaries), and Houston or such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective direct or indirect right, title and interest in and to any Excluded Assets in the manner specified by Houston to be so assigned, transferred, conveyed and delivered; and

(iv)                              Excluded Liabilities.  Houston and/or its Subsidiaries designated by Houston (other than Everett or its Subsidiaries) shall accept and assume from Everett or one or more of its Subsidiaries and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such other Subsidiaries designated by Houston, and Houston and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude or inhibit Houston from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Houston Group or the Everett Group or any of their respective directors, officers, employees, agents or Affiliates.

(b)                         In furtherance of the assignment, transfer, conveyance and delivery of the Everett Assets and the assumption of the Everett Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii) and the Intellectual Property Matters Agreement, on the date that such Everett Assets are assigned, transferred, conveyed or delivered or such Everett Liabilities are assumed, (i) Houston shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Houston’s and its Subsidiaries’ (other than Everett and its Subsidiaries) right, title and interest in and to such Everett Assets and (ii) Everett shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Everett Liabilities by Everett and its Subsidiaries.

(c)                          In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed, (i) Everett shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Everett’s and such Subsidiaries’ right, title and interest in and to such Excluded Assets and (ii) Houston shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Excluded Liabilities.  All of the foregoing documents contemplated by Section 2.1(b) and this Section 2.1(c) shall be referred to collectively herein as the “Pre-Distribution Transfer Documents.”

(d)                                 Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of Houston and Everett will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Distribution Time).  No change may be made to the Plan of Reorganization prior to the termination of the Merger Agreement without the prior written consent of Chicago (which consent shall not be unreasonably withheld, conditioned or delayed) unless such change does not (i) create costs (other than de minimis costs) for Everett that will exist after the Distribution Date that are not Houston Taxes (as defined in the Tax Matters Agreement) and (ii) materially delay or prevent the implementation of cost synergies as set forth in the Integration Plan, provided that if Chicago does not respond to a request for consent under this Section 2.1(d) within three (3) business days of Chicago’s receipt thereof, such consent shall be deemed provided hereunder.

(e)                                  Everett hereby waives compliance by each and every member of the Houston Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Everett Assets to any member of the Everett Group.

(f)                                   Houston hereby waives compliance by each and every member of the Everett Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Houston Group.

(g)                                  The Parties acknowledge and agree that as between the Houston Group and the Everett Group, on the one hand, and any third Person asserting a Liability against a member of the Houston Group or the Everett Group, on the other hand, nothing in this Agreement shall alter or otherwise change the legal entity within the Houston Group or the Everett Group that may be subject to such Liability.

Section 2.2                                    Allocation of Assets.

(a)                                 For purposes of this Agreement, “Everett Assets” shall mean (without duplication):

(i)                                     the Assets listed or described on Schedule 2.2(a)(i);

(ii)                                  (A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Houston listed on Schedule 2.2(a)(ii)(A) and (B) the shares of capital stock of, or any other equity interests in, the entities held by Houston listed on Schedule 2.2(a)(ii)(B);

(iii)                               the Everett Contracts (in the case of Contracts related to Technology or Intellectual Property Rights, only the IP Contracts);

(iv)                              the Assets reflected as Assets of Everett and its Subsidiaries in the Everett Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for the Everett Business or any member of the Everett Group subsequent to the date of the Everett Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Everett Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Everett Balance Sheet as may be permitted under the Merger Agreement, but in all events excluding all cash and cash equivalents (except as expressly otherwise provided in the Transaction Documents and except cash and cash equivalents in accounts held by or in the name of a member of the Everett Group as of the Distribution Time, which cash or cash equivalents shall be deemed Everett Assets hereunder);

(v)                                 the Transferred IP;

(vi)                              subject to Section 7.3 (including any limitations or obligations of any member of the Everett Group thereunder) and to the terms of the applicable Insurance Policies, the rights of any member of the Everett Group under any occurrence-based Insurance Policies of Houston or its Subsidiaries (as applicable) in place prior to the Distribution Date under which Everett or any Everett Subsidiary is insured (the “Pre-Closing Occurrence-Based

Policies”), whether such Pre-Closing Occurrence-Based Policies are maintained with third party or captive insurers, but only to the extent such Pre-Closing Occurrence-Based Policies provide, without cost to Houston and its Subsidiaries (except to the extent acting as insurer under the relevant Pre-Closing Occurrence-Based Policy), coverage to Everett or such Subsidiary for any Everett Liabilities; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Insurance Policies, or any of them, to Everett or any member of the Everett Group;

(vii)                           (A) the offices, manufacturing facilities and other owned real property allocated to a member of the Everett Group pursuant to the Real Estate Matters Agreement (B) the leases governing the leased real property listed allocated to a member of the Everett Group pursuant to the Real Estate Matters Agreement, in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(viii)                        office equipment, trade fixtures and furnishings located at (A) a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the Everett Group, and which is not subject to a lease or sublease back to a member of the Houston Group as of the Distribution Time, but excluding the items listed on Schedule 2.2(a)(viii)(A), and (B) a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the Houston Group and listed on Schedule 2.2(a)(viii)(B), (in each case excluding any office equipment, trade fixtures and furnishings owned by Persons other than Houston and its Subsidiaries); provided that personal computers and other personal equipment shall be retained by the party who, following the Distribution Time, retains the services of the applicable Service Provider who, prior to the Distribution Time, used such personal computer;

(ix)                              all intercompany receivables owed to a member of the Everett Group, on the one hand, by a member of the Houston Group, on the other hand, that:  (A) are in respect of goods or services sold to or by a member of the Everett Group; (B) are effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment made prior to or as of the Distribution Time described in Section 2.8(b)(iv); and (C) are included in the calculation of the Adjustment Amounts;

(x)                                 all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to Everett or any other member of the Everett Group; and

(xi)                              all Assets (other than Houston Retained IP) owned or held immediately prior to the Distribution Time by Houston or any of its Subsidiaries exclusively relating to or exclusively used in the Everett Business (the intention of this clause (xi) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an Everett Asset; provided that no Asset shall be deemed to be an Everett Asset solely as a result of this clause (xi) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed to be an Everett Asset solely as a result of this clause (xi) unless a claim with respect thereto is made by Everett on or prior to the second (2nd) anniversary of the Distribution Date).

(b)                                 For the purposes of this Agreement, “Excluded Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Distribution Time, by Houston or any of its Subsidiaries, that are not Everett Assets, including (without duplication):

(i)                                     the Assets listed or described on Schedule 2.2(b)(i);

(ii)                                  all cash and cash equivalents (except as expressly otherwise provided in the Transaction Documents and except cash and cash equivalents in accounts held by or in the name of a member of the Everett Group as of the Distribution Time);

(iii)                               (A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Houston that are not members of the Everett Group, including the Subsidiaries listed on Schedule 2.2(b)(iii)(A), and (B) the shares of capital stock of, or any other equity interests in, the entities held by Houston that are not members of the Everett Group, including the entities listed on Schedule 2.2(b)(iii)(B);

(iv)                              the Contracts listed or described on Schedule 2.2(b)(iv) and, subject to Section 2.9, the Shared Contracts and any other Contracts that are not Everett Contracts;

(v)                                 all Technology and Intellectual Property Rights owned by Houston or any of its Subsidiaries other than Transferred IP;

(vi)                              (A) the offices, manufacturing facilities and other owned real property allocated to a member of the Houston Group pursuant to the Real Estate Matters Agreement and (B) the leases governing the leased real property listed allocated to a member of the Houston Group pursuant to the Real Estate Matters Agreement in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(vii)                           all other Assets that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by Houston or any other member of the Houston Group; and

(viii)                        subject to Section 2.2(a)(xi), all Assets of any members of the Houston Group that are not Everett Assets.

Section 2.3                                    Allocation of Liabilities.

(a)                                 For the purposes of this Agreement, “Everett Liabilities” shall mean (without duplication):

(i)                                     the Liabilities listed or described on Schedule 2.3(a)(i);

(ii)                                  the Liabilities to the extent relating to, arising out of or resulting from:

(A)                               the operation of the Everett Business, as conducted at any time before (by Houston or any of its Affiliates, any member of the Everett Group or any of their respective predecessors), at or after the Distribution Time (including (1) any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to the Everett Business and (2) any Liability under, arising from or related to any Contract to which Houston or any of its Affiliates, any member of the Everett Group or any of their respective predecessors is or was a party or by which any of their respective Assets is or was bound and to the extent such Liability relates or related to the Everett Business, as conducted at any time before, at or after the Distribution Time, regardless of when such Contract may have been entered into, terminated or expired);

(B)                               the operation of any business conducted by any member of the Everett Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to such business);

(C)                               the Everett Assets; and

(D)                               any Environmental Condition or any matter subject to or regulated by Environmental Law, in each case whether before, at or after the Distribution Time and in each case relating to, arising out of or resulting from (i) any properties owned, leased or occupied by any member of the Everett Group; (ii) the ownership, occupancy or use of the Everett Assets; (iii) the presence on or release of Hazardous Materials on or from any Everett Assets; (iv) the conduct or operation of the Everett Business; or (v) the use, treatment, release, handling, transportation or disposal of Hazardous Materials by the Everett Business or by or on behalf of any member of the Everett Group;

(iii)                               the Liabilities reflected as liabilities or obligations of Everett or its Subsidiaries in the Everett Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of the Everett Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the Everett Balance Sheet if prepared on a consistent basis (including, in any event, all Liabilities of Everett under the Total Everett Debt), subject to any discharge of such Liabilities subsequent to the date of the Everett Balance Sheet;

(iv)                              the Liabilities arising out of or resulting from (A) the Total Everett Debt, (B) the Inherited Debt and (C) up to $250,000,000 in the aggregate among all Everett Group members of capitalized lease obligations as of the Distribution Date;

(v)                                 all intercompany payables owed by a member of the Everett Group, on the one hand, to a member of the Houston Group, on the other hand, that: (A) are in respect of goods or services sold to or by a member of the Houston Group to a member of the Everett Group; (B) are effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment prior to or as of the Distribution Time described in Section 2.8(b)(iv), which intercompany payables shall be paid by Everett or the applicable member of the Everett Group in accordance with Section 2.8(b)(iv); and (C) are included in the calculation of the Adjustment Amounts;

(vi)                              all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Everett or any other member of the Everett Group, and all agreements, obligations and Liabilities of Everett or any other member of the Everett Group under this Agreement or any of the other Transaction Documents.

(b)                                 For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i)                                     the Liabilities listed or described on Schedule 2.3(b)(i);

(ii)                                  the Liabilities of a member of the Houston Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii)                               Liabilities, if any, arising out of or resulting from any amounts that would constitute indebtedness or capitalized lease obligations of any member of the Everett Group under U.S. generally accepted accounting principles other than: (A) the Total Everett Debt; (B) the Inherited Debt; and (C) up to $250,000,000 in the aggregate among all Everett Group members of capitalized lease obligations as of the Distribution Date.

(iv)                              all other Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Houston or any other member of the Houston Group, and all agreements, obligations and other Liabilities of Houston or any member of the Houston Group under this Agreement or any of the other Transaction Documents.

Any Liabilities of any member of the Houston Group not referenced in Section 2.3(a) are Excluded Liabilities, and all Excluded Liabilities shall not be Everett Liabilities.

Section 2.4                                    Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected at or Prior to the Distribution Time.

(a)                                 To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the Everett Group at or prior to the Distribution Time, or is owned or held by a member of the Everett Group after the Distribution Time, from and after the Distribution Time:

(i)                                     Everett shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Houston or certain of its Subsidiaries designated by Houston, and Houston or such Subsidiaries shall accept from Everett and its applicable Subsidiaries, all of Everett’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii)                                  Houston and/or its Subsidiaries designated by Houston shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities provided for Section 2.4(a)(i) and Section 2.4(a)(ii) and without any additional consideration therefor:  (i) Everett shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Everett’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Houston and its Subsidiaries, and (ii) Houston shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Houston or its Subsidiaries.  All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Distribution Everett Transfer Documents.”

(c)                                  To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Houston nor Everett shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.

(d)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the Houston Group of any Excluded Assets or the assumption by the Houston Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time, then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the Houston Group of such Excluded Assets or the assumption by the Houston Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities for all other purposes of this Agreement.

(e)                          If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Everett Group retaining such

Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset in trust for the use and benefit of the member of the Houston Group entitled thereto (at the expense of the member of the Houston Group entitled thereto) and retain such Excluded Liability for the account of the member of the Houston Group.  In addition, the member of the Everett Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Houston Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Houston Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Distribution Time to the Houston Group.  Except to the extent otherwise required by applicable Law, each of Houston and Everett shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Excluded Asset and any Excluded Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.4(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) file all Tax Returns (as defined in the Tax Matters Agreement) in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f)                                   If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g)                                  Any member of the Everett Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Houston or the member of the Houston Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Houston or the member of the Houston Group entitled to such Excluded Asset or Excluded Liability.

Section 2.5                                    Transfer of Everett Assets and Assumption of Everett Liabilities Not Effected at or Prior to the Distribution Time.

(a)                                 To the extent any Everett Asset is transferred or assigned to, or any Everett Liability is assumed by, a member of the Houston Group at or prior to the Distribution Time, or is owned or held by a member of the Houston Group after the Distribution Time, from and after the Distribution Time:

(i)                                     Houston shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Everett or certain of its Subsidiaries designated by Everett, and Everett or such Subsidiaries shall accept from Houston and its applicable Subsidiaries, all of Houston’s and such Subsidiaries’ respective right, title and interest in and to such Everett Assets (in the case of the Transferred IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement); and

(ii)                                  Everett and/or its Subsidiaries designated by Everett shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Everett Liabilities in accordance with their respective terms.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of Everett Assets and the assumption of Everett Liabilities provided for Section 2.5(a)(i) and Section 2.5(a)(ii) and the Intellectual Property Matters Agreement and without any additional consideration therefor: (i) Houston shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Houston’s and its Subsidiaries’ right, title and interest in and to the Everett Assets to Everett and its Subsidiaries, and (ii) Everett shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Everett Liabilities by Everett or its Subsidiaries.  All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Distribution Houston Transfer Documents.”

(c)                                  To the extent that the transfer or assignment of any Everett Asset or the assumption of any Everett Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Houston nor Everett shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.

(d)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the Everett Group of any Everett Assets or assumption by the Everett Group of any Everett Liabilities would be a violation of applicable Law or require any Approval or

Notification that has not been made or obtained at or prior to the Distribution Time then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the Everett Group of such Everett Assets or the assumption by the Everett Group of such Everett Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Everett Assets or Everett Liabilities shall continue to constitute Everett Assets and Everett Liabilities for all other purposes of this Agreement.

(e)                                  If any transfer or assignment of any Everett Asset or any assumption of any Everett Liability intended to be transferred, assigned or assumed under this Agreement or the Intellectual Property Matters Agreement is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Houston Group retaining such Everett Asset or such Everett Liability, as the case may be, shall thereafter hold such Everett Asset in trust for the use and benefit of the member of the Everett Group entitled thereto (at the expense of the member of the Everett Group entitled thereto) and retain such Everett Liability for the account of the member of the Everett Group.  In addition, the member of the Houston Group retaining such Everett Asset or such Everett Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Everett Asset or Everett Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Everett Group to whom such Everett Asset is to be transferred or assigned, or which will assume such Everett Liability, as the case may be, in order to place such member of the Everett Group in the same position as if such Everett Asset or Everett Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Everett Asset or Everett Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Everett Asset or Everett Liability, as the case may be, are to inure from and after the Distribution Time to the Everett Group.  Except to the extent otherwise required by applicable Law, each of Houston and Everett shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Everett Asset and any Everett Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.5(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) file all Tax Returns (as defined in the Tax Matters Agreement) in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f)                                   If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Everett Asset or the deferral of assumption of any Everett Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Everett Asset or the assumption of any Everett Liability have been removed, the transfer or assignment of the applicable Everett Asset or the assumption of the applicable Everett Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g)                                  Any member of the Houston Group retaining an Everett Asset or Everett Liability due to the deferral of the transfer or assignment of such Everett Asset or the deferral of the assumption of such Everett Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Everett or the member of the Everett Group entitled to the Everett Asset or Everett Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Everett or the member of the Everett Group entitled to such Everett Asset or Everett Liability.

Section 2.6                                    Novation of Everett Liabilities; Indemnification.

(a)                                 Each of Houston and Everett, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements (including any agreement with the U.S. federal government), leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Everett Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Everett Group, or the substitution of a member of the Everett Group if no member of the Everett Group is then a party thereto, so that, in any such case, the members of the Everett Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the other Transaction Documents, neither Houston nor Everett shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If Houston or Everett is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Houston Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Everett shall or shall cause a member of the Everett Group to, as agent or subcontractor for such member of the Houston Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Houston Group that constitute Everett Liabilities from and after the Distribution Time.  Everett shall indemnify each Houston Indemnified Party, and hold each of them harmless, against any Liabilities (other than Excluded Liabilities) arising in connection therewith; provided that Everett shall have no obligation to indemnify any Houston Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith.  Houston shall cause each member of the Houston Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Everett or to another member of the Everett Group specified by Everett, all money, rights and other consideration received by it or any member of the Houston Group in respect of such performance (unless any such consideration is an Excluded Asset).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Houston, without payment of further consideration, shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the

Houston Group thereunder to Everett or another member of the Everett Group specified by Everett, and Everett, without the payment of any further consideration, shall, or shall cause such other member of the Everett Group to, assume such obligations.

Section 2.7                                    Novation of Liabilities Other than Everett Liabilities; Indemnification.

(a)                                 Each of Houston and Everett, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements (including any agreement with the U.S. federal government), leases, licenses and other obligations or Liabilities for which one or more members of the Everett Group are liable and that do not constitute Everett Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Houston Group, or the substitution of a member of the Houston Group if no member of the Houston Group is then a party thereto, so that, in any such case, the members of the Houston Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the other Transaction Documents, neither Houston nor Everett shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If Houston or Everett is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Everett Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Houston shall or shall cause a member of the Houston Group to, as agent or subcontractor for such member of the Everett Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Everett Group that do not constitute Everett Liabilities from and after the Distribution Time.  Houston shall indemnify each Everett Indemnified Party and hold each of them harmless against any Liabilities (other than Everett Liabilities) arising in connection therewith; provided that Houston shall have no obligation to indemnify any Everett Indemnified Party that has engaged in any knowing violation of Law or fraud after the Distribution Time in connection therewith.  Everett shall cause each member of the Everett Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Houston or to another member of the Houston Group specified by Houston, all money, rights and other consideration received by it or any member of the Everett Group in respect of such performance (unless any such consideration is an Everett Asset).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Everett, without payment of further consideration, shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Everett Group thereunder to Houston or another member of the Houston Group specified by Houston, and Houston, without the payment of any further consideration shall, or shall cause such other member of the Houston Group to, assume such obligations.

Section 2.8                                    Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.

(a)                                 Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, Everett and each member of the Everett Group, on the one hand, and Houston and each member of the Houston Group, on the other hand, hereby terminate, effective as of the Distribution Time, any and all Contracts and intercompany Liabilities (subject to 2.8(b)(iv) below), whether or not in writing, between or among Everett and/or any member of the Everett Group, on the one hand, and Houston and/or any member of the Houston Group, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time, provided, however that adverse cash tax impact to Everett following the Distribution arising from any such termination of intercompany Liabilities shall be deemed to be Houston Taxes for purposes of the Tax Matters Agreement.  No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Distribution Time.  Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.8(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i)                                     this Agreement, the other Transaction Documents and the Merger Agreement (and each other Contract expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by the Parties or any of the members of their respective Groups after the Distribution Time);

(ii)                                  any Contracts to which any Person, other than the Parties and their respective wholly owned Subsidiaries, is a party (it being understood that (A) directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (B) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Everett Assets or Everett Liabilities, they shall be assigned pursuant to Section 2.1);

(iii)                               any Shared Contracts; and

(iv)                              any intercompany payables due or receivables owed between a member of the Everett Group, on the one hand, and a member of the Houston Group, on the other hand, that: (A) are in respect of goods or services; (B) are effective or outstanding as of immediately prior to the Distribution Time; and (C) are included in the calculation of the Adjustment Amounts, each of which amounts shall be settled and paid as of the Distribution Time or as promptly as practicable thereafter (and in any event within 30 days) by the member owing such amount (except for any such intercompany payables or receivables arising pursuant to a Transaction Document, which shall instead be settled in accordance with the terms of such Transaction Document).

Section 2.9                                    Shared Assets; Shared Contracts.

(a)                                 The Parties shall use their commercially reasonable efforts to separate the Shared Assets into separate Assets so that the Everett Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the Everett Business, and Houston will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the Houston Business.  If any third party that is entitled to consent to the separation of the Shared Asset has not provided such consent or if the separation of a Shared Asset has not been completed as of the Distribution Date for any other reason, then the Parties shall use their commercially reasonable efforts to develop and implement arrangements to pass along to the Everett Group the benefit and the Liabilities of the portion of any such Shared Asset related to the Everett Business and to pass along to the Houston Group the benefit and the Liabilities of the portion of the Shared Asset related to the Houston Business, as the case may be.  If and when any such consent is obtained, the Shared Asset will be separated in accordance with this Section 2.9. The obligations set forth in this Section 2.9 will terminate on the date that is twenty-four (24) months after the Distribution Date.  Everett and Houston shall share equally any costs related to separating the Shared Asset.

(b)                                 The Parties shall use their commercially reasonable efforts to separate the Shared Contracts into separate contracts so that the Everett Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the Everett Business, and Houston will retain the rights and benefits, and shall be subject to the Liabilities, with respect or arising from to each Shared Contract to the extent related to the Houston Business.  If a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the separation of the Shared Contract has not provided such consent or if the separation of a Shared Contract has not been completed as of the Distribution Date for any other reason, then the Parties shall use their commercially reasonable efforts to develop and implement arrangements to pass along to the Everett Group the benefit and the Liabilities of the portion of any such Shared Contract related to the Everett Business and to pass along to the Houston Group the benefit and the Liabilities of the portion of the Shared Contract related to the Houston Business, as the case may be.  If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 2.9. The obligations set forth in this Section 2.9 will terminate on the earlier of the date that is twenty-four (24) months after the Distribution Date and the expiration date of the each such Shared Contract.  Everett and Houston shall share equally any costs related to separating the Shared Contracts.

Section 2.10                             Cost Structure Protection.

(a)                                 If the annualized cost of performing the activities that are identified as “horizontal cost activities” in Schedule 2.10 (the “Annualized Horizontal Cost”), as calculated as of the Distribution Date, exceeds $1,200,000,000, then Houston shall pay Everett within 120 days after the Distribution Date an amount equal to (a) the excess of such Annualized Horizontal Cost at the Distribution Date over $1,200,000,000 and (b) Everett’s reasonable expenses (including projected severance and other restructuring costs) in connection with reducing the total Annualized Horizontal Cost to $1,200,000,000; provided, however, that the Parties agree and acknowledge that if, at the written request of Chicago, Houston substitutes or adds resources to support the Everett Business that would have otherwise been stranded costs for Houston, then such costs shall not be deemed to be, or otherwise reflected, in the calculation of Annualized Horizontal Cost.

(b)                                 The Annualized Horizontal Costs shall reflect the actual auditable costs of such activities determined in accordance with U.S. generally accepted accounting principles as historically applied in the Everett Financial Statements (as defined in the Merger Agreement).

(c)                                  The parties shall cooperate prior to the Distribution Date such that the Annualized Horizontal Cost as of the Distribution Date can be reasonably estimated by the Parties prior to the Distribution Date.

Section 2.11                             Certain Adjustments.

(a)                                 Promptly following the Distribution Date, but in no event later than 90 days after the Distribution Date, Houston shall prepare and deliver to Everett a combined unaudited statement in the form set forth in Schedule 1.1(7) with respect to the Everett Group as of 11:59 p.m. on the day prior to the Distribution Date (such statement, the “Proposed Statement” and such time, the “Cut-Off Time”) prepared in accordance with the Schedule 1.1(7) and otherwise in accordance with the Accounting Principles, together with a statement setting forth Houston’s calculations of:

(i)                                     the Targets (as so calculated by Houston, the “Proposed Targets”);

(ii)                                  the cash conversion cycle metrics (days sales outstanding, days payables outstanding and days of inventory) determined in accordance with Schedule 1.1(7) as of the Cut-Off Time and the resulting Cash Conversion Cycle Adjustment Amount (the “Proposed Cash Conversion Cycle Adjustment Amount”);

(iii)                               the aggregate amount of cash and cash equivalents in accounts held by or in the name of a member of the Everett Group as of the Cut-Off Time; provided, however, that cash and cash equivalents located in a jurisdiction outside the United States that is subject to restrictions or limitations on distributions outside of such jurisdiction by law that (A) is not able to be offset against an in-country receivable of Houston and (B) exceeds the amount that may reasonably be used in the operation of the Everett Business shall be valued at 70% of the amount of such cash;

(iv)                              the net amount of intercompany payables and receivables effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment prior to or as of the Distribution Time described in Section 2.8(b)(iv), irrespective of whether any particular intercompany payable or receivable is outstanding as of the Cut-Off Time;

(v)                                 the aggregate amount of VAT and other sales taxes receivable, less the aggregate amount of VAT and other sales taxes payable;

(vi)                              the accrued payroll for services provided through the Distribution Time; and

(vii)                           the accrued bonus for services provided through the Distribution Time (the sum of the amounts described in clauses (iii), (iv), (v), (vi) and (vii) the “Adjustment Amounts,” and as so calculated by Houston, the “Proposed Adjustment Amounts”).

Houston shall include in the Proposed Statement reasonable detail supporting its calculation of the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets and the Proposed Adjustment Amounts.

(b)                                 In the event Everett disputes the correctness of the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets or the Proposed Adjustment Amounts, Everett shall deliver to Houston a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Everett reasonably believes is the correct amount for each disputed item (such statement, the “Notice of Objection”) within 60 days after receipt of the Proposed Statement, the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets and the Proposed Adjustment Amounts, and shall set forth, in writing and in reasonable detail, the reasons for Everett’s objections.  If Everett timely delivers a Notice of Objection in accordance with this Section 2.11, only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Proposed Statement, Proposed Cash Conversion Cycle Adjustment Amount, Proposed Targets and the Proposed Adjustment Amounts shall be final, conclusive and binding upon the Parties.  Houston and Everett shall endeavor in good faith to resolve any disputed matters within 30 days after Houston’s receipt of the Notice of Objection.

(c)                                  If Houston and Everett are unable to resolve the disputed matters, Houston and Everett jointly shall, as soon as practicable and in any event within 25 days after the expiration of such 30-day period, engage a nationally recognized independent accounting firm, which firm shall not be the then regular auditors of Houston, Everett or Chicago (the firm so engaged, “Unaffiliated Accounting Firm”), to resolve the matters in dispute (in a manner consistent with this Section 2.11).  Promptly after joint engagement of the Unaffiliated Accounting Firm, Houston and Everett shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Proposed Statement, the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets, the Proposed Adjustment Amounts and the Notice of Objection.  Each of Houston and Everett shall deliver to the Unaffiliated Accounting Firm and to the other party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may not be outside of the range between the respective amounts set forth in the Proposed Cash Conversion Cycle Adjustment Amount and the Notice of Objection) within 15 days of the engagement of such Unaffiliated Accounting Firm.  Each of Houston and Everett shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within 10 days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other.  Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm, and in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or

Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party.  The Unaffiliated Accounting Firm shall have 30 days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.11 and to deliver its reasoned written determination with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the Cash Conversion Cycle Adjustment Amount, the Targets and the Adjustment Amounts.  The Unaffiliated Accounting Firm shall resolve the differences regarding the Proposed Cash Conversion Cycle Adjustment Amount, Proposed Targets and Proposed Adjustment Amounts based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review.  The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual disputed items on the Proposed Statement, the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets and the Proposed Adjustment Amounts were prepared in accordance with the terms of Section 2.11(e).  In resolving each disputed item, the Unaffiliated Accounting Firm shall choose either the value assigned by Houston to such item or the value assigned by Everett to such item, based on the Unaffiliated Accounting Firm’s assessment of which value is most consistent with Schedule 1.1(7) and otherwise in accordance with the Accounting Principles, and may not assign a value for any item other than a value proposed by Houston or Everett in its respective initial submission to the Unaffiliated Accounting Firm.  The determination of the Unaffiliated Accounting Firm in respect of the correctness of each matter remaining in dispute shall be final, conclusive and binding on Houston and Everett and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.

(d)                                 The Cash Conversion Cycle Adjustment Amount and the Targets, as finally determined pursuant to this Section 2.11 (whether by failure of Everett to deliver a Notice of Objection, by agreement of Houston and Everett or by determination of the Unaffiliated Accounting Firm), are referred to herein as the “Final Cash Conversion Cycle Adjustment Amount” and the “Final Targets.”  The combined unaudited statement in the form set forth in Schedule 1.1(7) of the Everett Group as of the Cut-Off Time, as so finally determined is referred to herein as the “Final Statement.”  The Adjustment Amounts, as so finally determined are referred to herein as the “Final Adjustment Amounts.”

(e)                                  The Proposed Statement and the Final Statement shall be prepared, the Proposed Cash Conversion Cycle Adjustment Amount and the Final Cash Conversion Cycle Adjustment Amount, the Proposed Targets and Final Targets and the Proposed Adjustment Amounts and Final Adjustment Amounts shall be determined, on a basis consistent with Schedule 1.1(7) and otherwise in accordance with the Everett Balance Sheet (the judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures and conventions therein, the “Accounting Principles”).

(f)                                   Not later than five business days after the determination of the Final Cash Conversion Cycle Adjustment Amount, the Final Targets and the Final Adjustment Amounts, a payment by wire transfer in respect thereof shall be made as follows:

(i)                                     If the Final Cash Conversion Cycle Adjustment Amount is a positive number,  then the amount of such Final Cash Conversion Cycle Adjustment Amount shall be paid to Houston by Everett; and

(ii)                                  If the Final Cash Conversion Cycle Adjustment Amount is a negative number, then the amount of such Final Cash Conversion Cycle Adjustment Amount shall be paid to Everett by Houston.

Any payment pursuant to this Section 2.11(f) shall be treated as an adjustment to the Everett Payment for Tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(g)                                  Not later than five business days after the determination of the Final Adjustment Amounts, a payment by wire transfer in respect thereof shall be made as follows:

(i)                                     If the Final Adjustment Amounts (other than the Final Adjustment Amount under Section 2.11(a)(vii)) are in the aggregate greater than zero (a net asset), then the amount of such excess shall be paid to Houston by Everett; and

(ii)                                  If the Final Adjustment Amounts (other than the Final Adjustment Amount under Section 2.11(a)(vii)) are in the aggregate less than zero (a net liability), then the amount of such deficit shall be paid to Everett by Houston.

Any payment pursuant to this Section 2.11(g) shall be treated as an adjustment to the Everett Payment for Tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(h)                                 The Final Adjustment Amount under Section 2.11(a)(vii)  (with respect to the accrued bonus for services provided through the Distribution Time) shall be paid by Houston to Everett on December 15, 2017.  Any payment pursuant to this Section 2.11(g) shall be treated as an adjustment to the Everett Payment for Tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by Everett.

(i)                                     Each Party shall make available to the other Party and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents personnel and work papers (subject to, in the case of independent accountant work papers, the other Party or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) transferred by Houston to Everett or by Everett to Houston, as the case may be, in connection with the Reorganization or otherwise in the possession of any member of the Everett Group or the Houston Group, as the case may be, as of the Distribution, and reasonably requested by such party in connection with the preparation of the Proposed Statement, the calculation of the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets, the Proposed Adjustment Amounts, the determination of the Disputed Items, the preparation of the Notice of Objections and the other matters contemplated by Section 2.11. Without limiting the foregoing, it is acknowledged and agreed that certain Contracts constituting Everett Assets or

Excluded Assets may require security clearances or special program accesses, or may contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof (collectively, the “Undisclosable Contracts”).  Everett or Houston, as applicable, shall use commercially reasonable efforts to obtain all required security clearances, special program accesses or the approval of customers or other Persons as necessary to allow Houston or Everett, as the case may be, to conduct a review of the Undisclosable Contracts to the extent necessary to review and evaluate the other Party’s statement of the Proposed Cash Conversion Cycle Adjustment Amount, Proposed Targets or Proposed Adjustment Amounts.  If a Party is unable to obtain all necessary security clearances, special program accesses or approvals of customers or other Persons to allow disclosure of the Undisclosable Contracts to the other Party, then such first Party shall, upon request of the second Party, provide a certification of the its Chief Financial Officer as to the accuracy of the Proposed Statement and all data with respect to such Undisclosable Contracts reflected in such first Party’s calculation of the Proposed Cash Conversion Cycle Adjustment Amount, the Proposed Targets and the Proposed Adjustment Amounts.

(j)                                    The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be allocated between the Parties in proportion to the ratio the amounts in dispute bear to the amounts awarded to each Party by the Unaffiliated Accounting Firm.

Section 2.12                             Bank Accounts.

(a)                                 Houston and Everett each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Everett or any other member of the Everett Group (collectively, the “Everett Accounts”), so that such Everett Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Houston or any other member of the Houston Group (collectively, the “Houston Accounts”) are de-linked from such Houston Accounts.

(b)                                 Houston and Everett each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Houston Accounts so that such Houston Accounts, if currently linked to any Everett Account, are de-linked from such Everett Accounts.

(c)                                  With respect to any outstanding checks issued by Houston, Everett or any of their respective Subsidiaries prior to the Distribution Time, such outstanding checks shall be honored from and after the Distribution Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Transaction Document.

(d)                                 As between Houston and Everett (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Distribution Time by either Party (or member of its Group) to which the other

Party (or member of its Group) is entitled under this Agreement shall be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, within sixty (60) days of receipt by such receiving Party of any such payment or reimbursement, such receiving Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party or the applicable member of the other Party’s Group, the amount of such payment or reimbursement without right of setoff.

Section 2.13                             Disclaimer of Representations and Warranties.  EACH OF HOUSTON (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HOUSTON GROUP) AND EVERETT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE EVERETT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD OR MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EVERETT HEREBY WAIVES AND DISCLAIMS ANY RIGHTS IT MAY HAVE AGAINST HOUSTON IN CONNECTION WITH THE TRANSFER OF THE PROPERTIES PURSUANT TO THE REAL ESTATE MATTERS AGREEMENT PERTAINING TO DISCLOSURE OF RELEASES OR SUSPECTED RELEASES, THE PRESENCE OF HAZARDOUS MATERIALS WITHIN ANY BUILDING OR FACILITY OR ENVIRONMENTAL CONDITIONS.

Section 2.14                             Post-Distribution Communications.  After the Distribution Time, each Party or any member of its Group may receive mail, packages and other communications properly belonging to the other Party or any member of its Group.  At all times after the Distribution Time, each Party and the members of its Group are hereby authorized to receive and open all mail, packages and other communications received by such Party or member that belongs to the other Party or any members of its Group, and to the extent that such mail, packages or other communications do not relate to the business of the receiving Party or member, the receiving Party or member shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or member, copies thereof) to the other Party as provided for in Section 9.6.  The provisions of this Section 2.14 are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

ARTICLE III

THE DISTRIBUTION

Section 3.1                                    Actions at or Prior to the Distribution Time.  Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:

(a)                                 Securities Law Matters.

(i)                                     Everett shall cooperate with Houston to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution.  Houston shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and Everett shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Houston in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.

(ii)                                  Everett shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  Houston and Everett shall prepare and mail, prior to any Distribution Date, to the holders of Houston Common Stock, such information concerning Everett, Chicago, their respective businesses, operations and management, the Distribution and such other matters as Houston shall reasonably determine and as may be required by Law.  Houston and Everett will prepare, and Everett will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Houston determines are necessary or desirable to effectuate the Distribution, and Houston and Everett shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  Houston and Everett shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Cash Reduction; Contribution.

(i)                                     Without limiting the requirements of Section 2.8, prior to the Distribution Time, Houston may, and may cause the members of the Houston Group and the Everett Group to, take such actions as Houston deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the Everett Group as of the Distribution Time.

(ii)                                  Prior to the Distribution, in consideration of the transfer of the Everett Assets contemplated by the Reorganization, (A) Everett shall (1) issue to Houston additional shares of Everett Common Stock such that the number of shares Everett Common Stock then outstanding shall be equal to the number of shares of Everett Common Stock necessary to effect the Distribution, (2) distribute to Houston securities representing the Everett Debt and (B) Everett shall distribute to Houston cash in an aggregate amount equal to the Basis Amount (the “Everett Payment”), in immediately available funds to one or more accounts designated by Houston.

(c)                                  Distribution Agent.  Houston shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(d)                                 Satisfying Conditions to the Distribution.  Houston and Everett shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver).

Section 3.2                                    Conditions Precedent to the Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by Houston, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a), which prior to the termination of the Merger Agreement may not be waived without Chicago’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed) :

(a)                                 the Reorganization shall have been completed substantially in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);

(b)                                 the consummation or satisfaction of the actions set forth in Section 3.1;

(c)                                  an independent appraisal firm shall have delivered one or more opinions to the Board of Directors of Houston confirming the solvency and financial viability of Houston after giving effect to the Everett Debt and the Everett Payment and the consummation of the Distribution; and such opinions shall be acceptable to Houston in form and substance in Houston’s sole discretion; and such opinions shall not have been withdrawn, rescinded or modified in any respect;

(d)                                 the satisfaction or waiver of the conditions set forth in Article 8 of the Merger Agreement, including: (i) the satisfaction, or waiver by Houston and Chicago, of the conditions set forth in Section 8.1 the Merger Agreement; (ii) the satisfaction, or waiver by

Houston, of the conditions set forth in Section 8.2 the Merger Agreement; and (iii) the satisfaction, or waiver by Chicago, of the conditions set forth in Section 8.3 of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution.

Each of the foregoing conditions is for the sole benefit of Houston and shall not give rise to or create any duty on the part of Houston or its Board of Directors to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit Houston’s rights of termination set forth in this Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under Section 7.6 of the Merger Agreement.

Section 3.3                                    The Distribution.

(a)                                 Houston may elect, in its sole discretion, to effect the Distribution in the form of (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off).

(b)                                 If Houston elects to effect the Distribution in the form of a One-Step Spin-Off, then the Board of Directors of Houston, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and Houston shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution.  All shares of Everett Common Stock held by Houston on the Distribution Date shall be distributed to the holders of record of Houston Common Stock in the manner determined by Houston and in accordance with Section 3.3(f). To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.3(f), each holder of Houston Common Stock on the Record Date shall be entitled to receive for each share of Houston Common Stock held by such holder a number of shares of Everett Common Stock equal to the total number of shares of Everett Common Stock held by Houston on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Houston Common Stock held by such holder and the denominator of which is the total number of shares of Houston Common Stock outstanding on the Distribution Date.

(c)                                  If Houston elects to effect the Distribution as an Exchange Offer, Houston shall determine the terms of such Exchange Offer, including the number of shares of Everett Common Stock that will be offered for each validly tendered share of Houston Common Stock, the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer.  In the event that Houston’s stockholders subscribe for less than all of the Everett Common Stock in the Exchange Offer, all shares of Everett Common Stock held by Houston that are not exchanged pursuant to the Exchange Offer will be distributed as a dividend to Houston stockholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), so that Houston will be treated for U.S. federal income Tax purposes as having distributed all of the shares of Everett Common Stock to the Houston stockholders.  To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 3.3(f), each Houston stockholder may elect in the Exchange Offer to exchange a number of shares of Houston Common Stock held by such

Houston stockholder for shares of Everett Common Stock. The terms and conditions of any Clean-Up Spin-Off will be as determined by Houston, subject to the provisions of Section 3.3(b), mutatis mutandis.

(d)                                 None of the Parties, nor any of their Affiliates hereto shall be liable to any Person in respect of any shares of Everett Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Houston, Everett, or the Distribution Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law.  Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(f)                                   Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Houston shall deliver to the Distribution Agent, a global certificate representing the Everett Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Houston stockholders that are entitled thereto.  Upon a Clean-Up Spin-Off, if any, Houston shall deliver to the Distribution Agent an additional global certificate representing the Everett Common Stock being distributed in the Clean-Up Spin-Off for the account of the Houston stockholders that are entitled thereto.  The Distribution Agent shall hold such certificate or certificates, as the case may be, for the account of the Houston stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement.  Immediately after the Distribution Time and prior to the date and time at which the Merger becomes effective, the shares of Everett Common Stock shall not be transferable and the transfer agent for the Everett Common Stock shall not transfer any shares of Everett Common Stock.  The Distribution shall be deemed to be effective upon written authorization from Houston to the Distribution Agent to proceed.

Section 3.4                                    Authorization of Everett Common Stock to Accomplish the Distribution.  Prior to the Distribution, Houston and Everett shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of Everett with the Secretary of State of the State of Delaware, to increase the number of authorized shares of Everett Common Stock so that Everett Common Stock then authorized shall be equal to the number of shares of Everett Common Stock necessary to effect the Distribution.

ARTICLE IV

ACCESS TO INFORMATION SECTION

Section 4.1                                    Access to Information.

(a)                                 Until the fifth (5th) anniversary of the Distribution Date (or such longer period as such access by a Party is required under applicable Law), subject to Section 7.2 and any other applicable confidentiality obligations, each of Houston and Everett, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs to (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) satisfy accounting or other similar requirements or (iv) comply with its obligations under this Agreement or any other Transaction Document (including with respect to the completion of the Reorganization after the date of this Agreement); provided that in the case of Information reasonably requested by a Party to satisfy its financial and statutory audit requirements, the access contemplated by this Section 4.1(a) shall extend until the tenth (10th) anniversary of the Distribution Date; provided, further, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such detriment or consequence.

(b)                                 Until the fifth (5th) anniversary of the Distribution Date (or such longer period as such access by Everett is required under applicable Law), subject to Section 7.2 and any other applicable confidentiality obligations, (i) Everett and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historical significance that relate to the Everett Business that are located in archives retained or maintained by any member of the Houston Group and (ii) Everett may obtain copies (but not originals unless it is an Everett Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided that Everett shall cause any such objects to be returned promptly in the same condition in which they were delivered to Everett, and Everett shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions, that are then applicable to Houston.  Nothing herein shall be deemed to restrict the access of any member of the Houston Group to any such documents or objects or to impose any liability on any member of the Houston Group if any such documents or objects are not maintained or preserved by Houston.

(c)                                  Until the fifth (5th) anniversary of the Distribution Date (or such longer period as such access by Houston is required under applicable Law), subject to Section 7.2 and any other applicable confidentiality obligations, (i) Houston and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historical significance that relate to the Houston Business that are located in archives retained or maintained by any member of the Everett Group and (ii) Houston may obtain copies (but not originals unless it is not an Everett Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided that Houston shall cause any such objects to be returned promptly in the same condition in which they were delivered to Houston and Houston shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions that are then applicable to Everett.  Nothing herein shall be deemed to restrict the access of any member of the Everett Group to any such documents or objects or to impose any liability on any member of the Everett Group if any such documents or objects are not maintained or preserved by Everett.

(d)                                 Without limiting the generality of the foregoing, until the second (2nd) Houston fiscal year-end occurring after the Distribution Date, each of Houston and Everett shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of the other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

Section 4.2                                    Ownership of Information.  Any Information owned by one Group that is provided to a requesting Party pursuant to Section 4.1 shall be deemed to remain the property of the providing Party, except where such Information is an Asset of the requesting Party pursuant to the provisions of this Agreement or any other Transaction Document.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

Section 4.3                                    Compensation for Providing Information.  The Party requesting Information pursuant to Section 4.1 agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other Party’s provision of Information in response to the requesting Party.  The Party requesting Information pursuant to Section 4.1 agrees to pay the applicable then-prevailing fee for any archive research services performed by the other Party.

Section 4.4                                    Record Retention.

(a)                                 To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement, from and after the Distribution Time, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the document retention policies or ordinary course practices of Houston in effect as of the Distribution Time (including any Information that is subject to a “Litigation Hold” issued by either Party prior to the Distribution Time) or such other document retention policies as may be reasonably adopted by the applicable Party from and after the Distribution Time (provided that such other document retention policies at least provide for the retention of documents until the expiration of any applicable statute of limitations and as otherwise required by applicable Law).

(b)                                 Notwithstanding anything to the contrary herein, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information contemplated by Section 4.1(a) without first offering to deliver such Information to the other Party, at the other Party’s cost and expense; provided that (i) in the case of any Information relating to a pending or threatened Action that is known to a member of the Group in possession of such Information, the Parties shall comply with the requirements of the applicable “Litigation Hold” (provided that with respect to any pending or threatened Action arising after the Distribution Time, the requirements of this clause (i) shall apply only to the extent that the member of the Houston Group or the Everett Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action); and (ii) in no event shall a Party destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c)                                  In the event of either Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 6.1, Section 6.2 and Section 6.3, shall not be liable to such other Party for any other Liabilities in connection therewith.  Notwithstanding the foregoing, no Party shall have any Liability to any other Party if any Information is destroyed, provided that such Party has used its reasonable best efforts to comply with Section 4.4(a) and Section 4.4(b).

Section 4.5                                    Liability for Information Provided.  No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information.

Section 4.6                                    Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document.

(b)                                 When any Information provided by one Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document (including any Information that is not relevant to the receiving Party’s request for such Information) or is no longer required to be retained by applicable Law, the receiving Party will promptly, upon the request of the providing Party, either (i) return to the providing Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to the providing Party that it has destroyed such Information (and all copies thereof and all notes, extracts or summaries based thereon).

Section 4.7                                    Production of Witnesses and Records in Connection with an Action.

(a)                                 Notwithstanding anything to the contrary in Section 4.1, from and after the Distribution Time, except in the case of an adversarial Action by one Party against another Party, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other Information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other Information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement.  The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.

(b)                                 The obligation of the Parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action by one Party against another Party.

(c)                                  In connection with any matter contemplated by this Section 4.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(d)                                 For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1.

Section 4.8                                    Counsel; Privileges; Legal Materials.

(a)                                 In-house lawyers employed by Houston and its Affiliates prior to the Distribution Time (“Existing Houston Counsel”) have provided legal services to and jointly represented Houston and its Affiliates, including members of the Houston Group and the Everett Group.  From and after the Distribution Time, certain Existing Houston Counsel will remain employees of one or more members of the Houston Group and provide legal services to and represent only the Houston Group (“Houston Counsel”), and certain Existing Houston Counsel will become employees of one or more members of the Everett Group and provide legal services to and represent only the Everett Group (“Everett Counsel”).  From and after the Distribution Time, (i) Houston Counsel will represent only the Houston Group; (ii) Everett Counsel will represent only the Everett Group; and (iii) Everett Counsel and Houston Counsel will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to their respective clients.  The Parties have previously been jointly represented by the Existing Houston Counsel in various legal matters of common interest.  This joint representation included in its scope all matters prior to the Distribution Time in which a Party or another member of its Group was represented by any of the Existing Houston Counsel.

(b)                                 The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Information concerning general business matters related to the Everett Business and members of the Everett Group prior to the Distribution (excluding any Information concerning any proposed sale, spin-off or other disposition of the Everett Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing) (“General Everett Business Information”) shall be subject to a joint privilege and protection between Houston, on the one hand, and the members of the Everett Group, on the other hand.  Houston and the members of the Everett Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) Houston without the prior written consent of such member of the Everett Group or (ii) by any member of the Everett Group without the prior written consent of Houston; provided, however, that any such privileged communications or attorney-work product, whether arising prior to, or after the Distribution Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such party.

(c)                                  The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to (i) any Information concerning any proposed sale, spin-off or other disposition of the Everett Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing, and (ii) any Information other than General Everett Business Information, shall in each case be retained and controlled only by Houston and may be waived only by Houston.  Everett acknowledges and agrees, on behalf of itself and each member of the Everett Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the Everett Group at any time upon consummation of the Distribution; and (ii) in the event of a dispute between any member of the Everett Group and a third party or any other circumstance in which a third party requests or demands that any member of the Everett Group produce privileged materials or attorney work-product of any member of the Houston Group (including the privileged communications and attorney work-product covered by this Section 4.8), Everett shall cause such member of the Everett Group to assert such privilege or protection on behalf of the applicable member of the Houston Group to prevent disclosure of privileged communications or attorney work-product to such third party.

(d)                                 The Parties agree that the Reorganization and Distribution shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege.  No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege, without the prior written consent of the other Party.  If any dispute arises between Houston and Everett, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other Party.  For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(e)                                  Notwithstanding Section 4.8(b), the Parties acknowledge and agree that, as between the Houston Group and the Everett Group (as constituted as of immediately before the Distribution) Gibson, Dunn & Crutcher LLP, Skadden, Arps, Slate, Meagher & Flom LLP (together, “Counsel”) and Existing Houston Counsel represented, for times prior to the Distribution, only Houston and not any member of the Everett Group.  Notwithstanding Section 4.8(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Distribution shall not be subject to any joint privilege and shall be owned solely by Houston, (ii) any advice given by or communications with Houston counsel (to the extent (A) it relates to any proposed sale, spin-off or other disposition of the Everett Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or (B) it concerns matters (other than general business matters) related to the Everett Business and members of the Everett Group prior to the Distribution) shall not be subject to any joint privilege and shall be owned solely by Houston, and (iii) no member of the Everett Group (as of immediately before the Distribution) has the status of a client of Counsel as a result of advice given by or communications with Counsel prior to the Distribution, for conflict of interest or any other purposes.  Houston and Everett (for itself and on behalf of each member of the Everett Group and, after the Effective Time, Chicago and each Subsidiary of Chicago) hereby agree that, in the event that any dispute, or any other matter in which the interests of Houston, its Affiliates and its direct and indirect equityholders, on the one hand, and the Everett Group or, after the Effective Time, the Chicago Group, on the other hand, are adverse, arises after the Effective Time between the Everett Group or, after the Effective Time, the Chicago Group, on the one hand, and Houston, its Affiliates and its direct and indirect equityholders, on the other hand, Gibson, Dunn & Crutcher LLP may represent Houston, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of Houston, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the Everett Group or, after the Effective Time, the Chicago Group, unless Gibson, Dunn & Crutcher LLP formerly represented one or more of members of the Everett Group in any matter substantially related to such dispute.

(f)                                          In furtherance of the Parties’ agreement under this Section 4.8, Houston and Everett shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

(g)                                         The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Houston and Everett set forth in this Section 4.8 and in Section 7.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.  The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE V

RELEASES

Section 5.1                                    Release of Pre-Distribution Claims.

(a)                                 Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, Everett does hereby, for itself and each other member of the Everett Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the Everett Group (in each case, in their respective capacities as such), remise, release and forever discharge Houston and the other members of the Houston Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Houston Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Houston Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the Merger and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement.  Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Everett and each member of the Everett Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor.  In this connection, Everett hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Houston Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).

(b)                                 Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, Houston does hereby, for itself and each other member of the Houston Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Houston Group (in each case, in their respective capacities as such), remise, release and forever discharge Everett, the respective members of the Everett Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the Everett Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Everett Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement.  Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Houston and each member of the Houston Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor.  In this connection, Houston hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Everett Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).

(c)                                  Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document, the Merger Agreement or any Contracts that are specified in Section 2.8(b), in each case in accordance with its terms.  Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from (A) any Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Houston Group or the Everett Group that is specified in Section 2.8(b) as not terminating as of the Distribution Time or any other Liability specified in Section 2.8(b) as not terminating as of the Distribution Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time;

(iv)                              any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v)                                 any Liability provided in or resulting from any Contract that is entered into after the Distribution Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;

(vi)                              any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or

(vii)                           any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).

In addition, nothing contained in Section 5.1(a) shall release: (A) Houston from indemnifying any director, officer or employee of the Everett Group who was a director, officer or employee of Houston or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Houston Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Everett Liability, Everett shall indemnify Houston for such Liability (including Houston’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) Everett from indemnifying any director, officer or employee of the Houston Group who was a director, officer or employee of Houston or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Everett Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, Houston shall indemnify Everett for such Liability (including Everett’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.

(d)                                 Everett shall not make, and shall not permit any member of the Everett Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Houston or any member of the Houston Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).  Houston shall not make, and shall not permit any member of the Houston Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Everett or any member of the Everett Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                                  It is the intent of each of Houston and Everett, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among Everett or any member of the Everett Group, on the one hand, and Houston or any member of the Houston Group, on the other hand, except as expressly set forth in Section 5.1(c).  From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.

ARTICLE VI

INDEMNIFICATION, GUARANTEES AND LITIGATION

Section 6.1                                    General Indemnification by Everett.  Subject to Section 6.3, Everett shall indemnify, defend and hold harmless each member of the Houston Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Houston Indemnified Parties”), from and against any and all Liabilities of the Houston Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Everett Indemnification Obligations”):

(a)                                 any Everett Liability;

(b)                                 the failure of Everett or any other member of the Everett Group or any other Person to pay, perform or otherwise promptly discharge any Everett Liabilities, whether prior to, at or after the Distribution Time;

(c)                                  except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Houston Group for the benefit of any member of the Everett Group that survives the Distribution Time; and

(d)                                 any breach by any member of the Everett Group of this Agreement or any of the other Transaction Documents (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein) or any action by Everett in contravention of its certificate of incorporation or bylaws.

provided that in no event shall Everett have any obligation to indemnify, defend and hold harmless a member of the Houston Group under this Section 6.1 in respect of an Everett Indemnification Obligation described in Section 6.3 and for which another member of the Everett Group has an obligation to indemnify, defend and hold harmless a member of the Houston Group pursuant to Section 6.3, and nothing in this Agreement shall be interpreted as giving rise to any such obligation.

Section 6.2                                    General Indemnification by Houston.  Subject to Section 6.3, Houston shall indemnify, defend and hold harmless each member of the Everett Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Everett Indemnified Parties”), from and against any and all Liabilities of the Everett Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Houston Indemnification Obligations”):

(a)                                 any Excluded Liability;

(b)                                 the failure of Houston or any other member of the Houston Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time;

(c)                                  except to the extent it relates to an Everett Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Everett Group for the benefit of any member of the Houston Group that survives the Distribution Time; and

(d)                                 any breach by any member of the Houston Group of this Agreement or any of the other Transaction Documents (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein) or any action by Houston in contravention of its certificate of incorporation or bylaws;

provided that in no event shall Houston have any obligation to indemnify, defend and hold harmless a member of the Everett Group under this Section 6.2 in respect of a Houston Indemnification Obligation described in Section 6.3 and for which another member of the Houston Group has an obligation to indemnify, defend and hold harmless a member of the Everett Group pursuant to Section 6.3, and nothing in this Agreement shall be interpreted as giving rise to any such obligation.

Section 6.3                                    Transfer Documents Indemnification.

(a)                                 A member of the Everett Group (and not Everett) shall directly indemnify, defend and hold harmless a member of the Houston Group (and not Houston) for any Everett Indemnification Obligations to the extent expressly set forth in a Transfer Document.

(b)                                 A member of the Houston Group (and not Houston) shall directly indemnify, defend and hold harmless a member of the Everett Group (and not Everett) for any Houston Indemnification Obligations to the extent expressly set forth in a Transfer Document.

Section 6.4                                    Contribution.  If the indemnification otherwise provided for in Section 6.1, Section 6.2 or Section 6.3 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party.

Section 6.5                                    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability.  Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(c)                                  Subject to Section 6.7(c), any indemnity payment under this Article VI shall be increased to take into account any actual Tax cost incurred by the Indemnified Party arising from the receipt or accrual of such indemnity payment and shall be decreased to take into account any actual reduction in Taxes otherwise payable by the Indemnified Party arising from the incurrence of such indemnified Liability.

(d)                                 Notwithstanding any provision to the contrary, Houston shall not be required to indemnify any Everett Indemnified Party for any Liability pursuant to Section 6.2 if and to the extent such Liability was reflected in the calculation of the Final Cash Conversion Cycle Adjustment Amount or the Adjustment Amounts.

Section 6.6                                    Certain Matters Relating to Indemnification of Third-Party Claims.

(a)                                 Notice of Third-Party Claim.  If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Houston Group or the Everett Group has asserted any claim or commenced any Action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1, Section 6.2 or Section 6.3, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim.  Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.6(a).

(b)                                 Subrogation.  To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim.  Subject to Section 6.11, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.7                                    Additional Matters.

(a)                                 Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements).  The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.

(b)                                 Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(c)                                  For U.S. federal (and applicable state, local and foreign) income Tax purposes, each of Houston and Everett agrees to treat, and to cause its Affiliates to treat, (i) any payment required by this Agreement (other than payments of interest) as either a contribution by Houston to Everett or a distribution by Everett to Houston, as the case may be, occurring immediately prior to the Distribution or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except to the extent otherwise required by applicable Law or a “determination”

within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

Section 6.8                                    Exclusive Remedy.  The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein) or the transactions contemplated hereby or thereby.  In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI.  For the avoidance of doubt, the foregoing does not affect (a) either Party’s right to seek specific performance under this Agreement as provided in Section 9.12 and (b) either Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud or willful misconduct, and (c) any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained therein and not this Article VI.

Section 6.9                                    Survival of Indemnities.  The rights and obligations of each of Houston and Everett and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.10                             Guarantees.

(a)                                 (i) Houston shall (with the reasonable cooperation of the applicable member(s) of the Everett Group) use its reasonable efforts to have any member(s) of the Everett Group removed as guarantor of or obligor for and released from any Excluded Liability, and (ii) Everett shall (with the reasonable cooperation of the applicable member(s) of the Houston Group) use its reasonable efforts to have any member(s) of the Houston Group removed as guarantor of or obligor for and released from any Everett Liability, including in respect of those guarantees set forth on Schedule 6.10(a)(ii) to the extent that they relate to Everett Liabilities.

(b)                                 To the extent required to obtain a removal or release from a guarantee described in Section 6.10(a) (a “Guarantee Release”):

(i)                                     of any member of the Houston Group, Everett or an appropriate member of the Everett Group shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Houston, on or prior to the Distribution Time (and, to the extent any guarantee remains outstanding after the Distribution Time, for up to twelve (12) months after the Distribution Time), valid and binding written unconditional releases of Houston and its Affiliates (other than the members of the Everett Group), as applicable, from any Liability, whether arising before, on or after the Distribution Date, under any guarantee in effect immediately prior to the Distribution Time, which shall be effective as of the Distribution Time, including by providing, as reasonably determined by Everett, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  Everett shall coordinate with Houston with respect to its initial contact with such beneficiaries, afford Houston a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Houston reasonably informed of any discussions with such beneficiaries in which Houston does not participate

(ii)                                  of any member of the Everett Group, Houston or an appropriate member of the Houston Group shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Everett, on or prior to the Distribution Time (and, to the extent any guarantee remains outstanding after the Distribution Time, for up to twelve (12) months after the Distribution Time), valid and binding written unconditional releases of Everett and its Affiliates (other than the members of the Houston Group), as applicable, from any Liability, whether arising before, on or after the Distribution Date, under any guarantee in effect immediately prior to the Distribution Time, which shall be effective as of the Distribution Time, including by providing, as reasonably determined by Houston, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  Houston shall coordinate with Everett with respect to its initial contact with such beneficiaries, afford Everett a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Everett reasonably informed of any discussions with such beneficiaries in which Everett does not participate.

(c)                                  If Houston or Everett is unable to obtain, or to cause to be obtained, any Guarantee Release, (i) the relevant member of the Houston Group or Everett Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of this Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) with respect to such guarantee, each of Houston and Everett, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such guarantee unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.

Section 6.11                             Management of Actions.  This Section 6.11 shall govern the direction of pending and future Actions in which members of the Everett Group or the

Houston Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.11.

(a)                                 Management of Everett Controlled Actions.  From and after the Distribution Time, the Everett Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.11(a) and (ii) any other Actions that constitute only Everett Liabilities or Everett Assets (“Everett Controlled Actions”).  If an Action that constitutes solely an Everett Liability or an Everett Asset is commenced after the Distribution Time naming a member of the Houston Group as a party thereto, then Everett shall use its commercially reasonable efforts to cause such member of the Houston Group to be removed as a party to such Action.  No Party shall add the other Party to any Action pending as of the Distribution Time without the prior written consent of the other Party.

(b)                                 Management of Houston Controlled Actions.  From and after the Distribution Time, the Houston Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.11(b) and (ii) any other Actions that constitute only Excluded Liabilities or Excluded Assets (“Houston Controlled Actions” ).  If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming a member of the Everett Group as a party thereto, then Houston shall use its commercially reasonable efforts to cause such member of the Everett Group to be removed as a party to such Action.  No Party shall add the other Party to any Action pending as of the Distribution Time without the prior written consent of the other Party.

(c)                                  Management of Actions Naming Both Everett and Houston.  From and after the Distribution Time, in the event that one or more member(s) of the Everett Group and one or more member(s) of the Houston Group is named in an Action that is neither an Everett Controlled Action nor a Houston Controlled Action (a “Separate Action”), each of Everett and Houston shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action.  Everett and Houston shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d)                                 Management of Mixed Actions.  From and after the Distribution Time, (i) any Action set forth on Schedule 6.11(d) and (ii) any Action that constitutes both an Everett Liability or an Everett Asset, on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand and that do not constitute an Everett Controlled Action, Houston Controlled Action or a Separate Action (clauses (i) and (ii), “Mixed Action”); shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Parties; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of other Party (not to be unreasonably withheld); provided further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party.  The Parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions.  The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby.  Notwithstanding anything to the contrary herein, and the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both an Everett Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both an Everett Asset and an Excluded Asset).  In any Mixed Action, each of Houston and Everett may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Houston Business or the Everett Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party.  Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Houston Business and the Everett Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries.  A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e)                                  Delegation of Rights of Recovery.  To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party.  It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument.  The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 6.12                             Settlement of Actions.  No Party managing an Action pursuant to Section 6.11 shall settle or compromise such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group.

ARTICLE VII

OTHER AGREEMENTS

Section 7.1                                    Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and for twelve (12)

months after the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the matters set forth on Schedule 7.1(a).

(b)                                 Without limiting the foregoing, prior to, at and for twelve (12) months after the Distribution Time, each Party shall cooperate with the other Party, without any further consideration but from and after the Distribution Time at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Everett Assets and the assignment and assumption of the Everett Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each Party will, at the reasonable request and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such other Party under this Agreement or any of the other Transaction Documents, if and to the extent it is practicable to do so.

(c)                                  At or prior to the Distribution Time, Houston and Everett in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement or any other Transaction Document.

Section 7.2                                    Confidentiality.

(a)                                 From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, Houston shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of Houston or its Affiliates who reasonably need to know such information in providing services to any member of the Houston Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Everett Confidential Information.  If any disclosures are made in connection with providing services to any member of the Houston Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Everett Confidential Information so disclosed shall be used only as required to perform the services.  Houston shall use the same degree of care to prevent the unauthorized use or disclosure of the Everett Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care.  For purposes of this Section 7.2(a), any Information to the extent relating to the Everett Business, furnished to or otherwise in the possession of any member of the Houston Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Houston, any member of the Houston Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Information, is hereinafter referred to as “Everett Confidential Information.”  Everett Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Houston Group not otherwise permissible under this Agreement, (ii) Houston can demonstrate was or became available to Houston after the Distribution Time from a source other than Everett or its Affiliates, provided that such source was not known by Houston to be bound by a contractual, legal or fiduciary obligation of confidentiality to Everett or any member of the Everett Group with respect to such Information, or (iii) is developed independently by a member of the Houston Group without use or reference to the Everett Confidential Information.

(b)                                 From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, Everett shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of Everett or its Affiliates who reasonably need to know such information in providing services to any member of the Everett Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Houston Confidential Information.  If any disclosures are made in connection with providing services to any member of the Everett Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Houston Confidential Information so disclosed shall be used only as required to perform the services.  Everett shall use the same degree of care to prevent the unauthorized use or disclosure of the Houston Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care.  For purposes of this Section 7.2(b), any Information to the extent relating to the Houston Business, furnished to or otherwise in the possession of any member of the Everett Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Everett, any member of the Everett Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Information, is hereinafter referred to as “Houston Confidential Information.”  Houston Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Everett Group not otherwise permissible under this Agreement, (ii) Everett can demonstrate was or became available to Everett after the Distribution Time from a source other than Houston or its Affiliates; provided that such source was not known by Everett to be bound by a contractual, legal or fiduciary obligation of confidentiality to Houston or any member of the Houston Group with respect to such Information, or (iii) is developed independently by a member of the Everett Group without use or reference to the Houston Confidential Information.

(c)                                  If a member of the Houston Group, on the one hand, or a member of the Everett Group, on the other hand, is requested or required (by oral question, interrogatories,

requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any Everett Confidential Information or Houston Confidential Information (other than with respect to any such Information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order.  The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Everett Confidential Information or Houston Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).

Section 7.3                                    Insurance Matters.

(a)                                 From and after the Distribution Time, the Everett Group and the Everett Business shall cease to be insured by Houston’s Insurance Policies.  For the avoidance of doubt, Houston shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the Everett Group.  Everett shall be responsible for securing all Insurance Policies that it considers appropriate for the Everett Business and the operation thereof by the Everett Group and for promptly providing evidence thereof, as may be required, to third parties under any Contract.  Everett agrees to arrange for its own Insurance Policies with respect to the Everett Business and the Everett Group covering all periods.  Everett agrees, on behalf of itself and each member of the Everett Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Houston Group, except as permitted under Section 7.3(b).

(b)                                 For any claim asserted against Everett or any Everett Subsidiary after the Distribution Time arising out of an occurrence taking place prior to the Distribution Effective Time (“Post-Closing Claims” ), Everett and each Everett Subsidiary may access coverage under the Pre-Closing Occurrence-Based Policies to the extent such insurance coverage exists and provides coverage, without cost to Houston and its Subsidiaries (except to the extent acting as insurer under the relevant Pre-Closing Occurrence-Based Policy), for such Post-Closing Claim.  Houston and its Subsidiaries (as applicable) shall reasonably cooperate with Everett and the Everett Subsidiaries in connection with the tendering of such claims; provided, however, that: (i) Everett or the Everett Subsidiaries shall promptly notify Houston of all such Post-Closing Claims; (ii) Everett shall be responsible for the satisfaction or payment of any applicable retention, deductible, retrospective premium with respect to any Post-Closing Claim and shall reimburse to Houston and its Subsidiaries all reasonable out-of-pocket costs and expenses incurred in connection with such claims.  In the event that a Post-Closing Claim relates to the same occurrence for which Houston or its Subsidiaries is seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of Everett or any Everett Subsidiary (as applicable) and Houston or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective entities in proportion to the amounts that otherwise would be due were the limits of liability infinite.

(c)           For the avoidance of doubt, (i) any Liabilities involving or related to Post-Closing Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, retrospective premium, increases in premium and related deductible payable in connection therewith) under applicable Insurance Policies shall not be by virtue of this Section 7.3 the responsibility of Houston or any of its Subsidiaries, and (ii) any amounts paid by an insurer and/or received by any member of the Everett Group pursuant to this Section 7.3 shall not constitute indemnifiable Liabilities under Article VI, and no member of the Everett Group shall have any right to indemnification under Article VI with respect to any such amounts.

(d)           In no event will a Party have any Liability whatsoever to any member of the other Party’s Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of either Party’s Group for any reason whatsoever or is not renewed or extended.  Furthermore, each Party, on behalf of its Group, releases each member of the other Party’s Group with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of the other Party’s Group as in effect at any time prior to the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any Insurance Policy or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

Section 7.4            Separation Expenses.  Except as otherwise expressly set forth herein, in any other Transaction Document or in the Merger Agreement:

(a)           Houston shall pay for all out-of-pocket fees, costs and expenses of Houston, Everett and any of their Subsidiaries incurred in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement and the other Transaction Documents (the “Separation Expenses”) that are incurred prior to the Distribution Time, other than the Separation Expenses Chicago agrees in writing should be reimbursed by Everett to Houston (“Reimbursable Expenses” );

(b)           Within thirty (30) days after the Distribution Time, Everett shall pay for all Reimbursable Expenses; and

(c)           each of Houston and Everett shall pay for all Separation Expenses that are incurred by such Party at or after the Distribution Time.

Section 7.5            Transaction Documents.  Effective on or prior to the Distribution Time, each of Houston and Everett will, or will cause the applicable members of its Group to, execute and deliver the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Preferred Vendor Agreements, the Intellectual Property Matters Agreement and the Intercompany Agreements.  To the extent that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby.  Specifically, the Parties intend that, to the extent set forth in such other Transaction Document and unless otherwise provided therein, (i) any representations, warranties, covenants or agreements between the Parties with respect to Taxes or other Tax matters (including indemnification for Taxes and control of any Tax Contest (as defined in the Tax Matters Agreement)) shall be governed exclusively by the Tax Matters Agreement (provided that, for the avoidance of doubt, the covenants and agreements contained in Section 2.4(e), Section 2.5(e), Section 2.9, Section 6.5(c) and Section 6.7(c) of this Agreement shall apply in accordance with their terms and nothing in this clause (i) shall be interpreted as affecting the applicability of, or the rights and obligations set forth in, such provisions), (ii) any representations, warranties, covenants or agreements (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) between the Parties with respect to employment matters or matters relating to compensation and benefits shall be governed exclusively by the Employee Matters Agreement, (iii) any representations, warranties, covenants or agreements between the Parties with respect to real property matters shall be governed exclusively by the Real Estate Matters Agreement, (iv) any representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Preferred Vendor Agreements shall be governed exclusively by the respective Preferred Vendor Agreements, (v) any representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by any Intercompany Agreement shall be governed exclusively by the applicable Intercompany Agreement; and (vi) any representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Intellectual Property Matters Agreement shall be governed exclusively by the Intellectual Property Matters Agreement.

Section 7.6            Interest on Payments.  Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement shall accrue interest at 3% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly.  Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction.  If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of the such maximum interest rate in such applicable jurisdiction, the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.

Section 7.7            Noncompetition Matters.

(a)           For two years following the Distribution Date, no member of the Houston Group shall engage in activities that were conducted exclusively by the Everett Business within the Houston Group immediately prior to the Distribution Date including (i) maintenance of and writing and re-writing of custom client applications (excluding cloud applications and those applications services in which the Other Houston Group is engaged a of the date hereof), (ii) BPO and BPS services, (iii) IT outsourcing (ITO) and hosting of cloud infrastructure on behalf of enterprise clients and (iv) workplace services as currently provided by Everett (the “Everett Exclusive Activities”). Notwithstanding the foregoing, nothing in this Section 7.7(a) shall restrict any member of the Houston Group from engaging in any commercial activities engaged by the Houston Group prior to the Distribution Date (other than the Everett Exclusive Activities) or acquisitions of (A) 10% or less of any Person or (B) any Person that derives less than 20% of its revenues from Everett Exclusive Activities or (C) a Person whose revenue from the Everett Exclusive Activities is in an amount less than 1.5% of the revenue of the Houston Group provided that the revenue from the Everett Exclusive Activities of all Persons acquired by the Houston Group during such two year period does not in the aggregate exceed 3% of the revenue of the Houston Group.

(b)           For two years following the Distribution Date, subject to Section 7.7(d), no member of the Everett Group shall engage in activities that were conducted exclusively by the Other Houston Business immediately prior to the Distribution Date (the “Houston Exclusive Activities”); provided, that nothing in this Section 7.7(b) shall restrict the Everett Group from engaging in any commercial activities engaged in by the Everett Business as of the date hereof (other than the Houston Exclusive Activities). “Other Houston Business” means the business conducted by Houston immediately prior to the Distribution Date, other than the Everett Business.

(c)           For two years following the Distribution Date, subject to Section 7.7(d), Chicago and its Subsidiaries shall not engage in any Houston Exclusive Activities; provided, that nothing in this Section 7.7(c) shall restrict Chicago or any Subsidiary of Chicago (other than the Everett Group) from engaging in any commercial activities engaged by Chicago and its Subsidiaries (other than the Everett Group) as of the date hereof (including the Houston Exclusive Activities).

(d)           Nothing in Section 7.7(b) or Section 7.7(c) shall be deemed to restrict Chicago or any Subsidiary of Chicago including any member of the Everett Group from engaging in acquisitions of (i) 10% or less of any Person or (ii) any Person that derives less than 20% of its revenues from Houston Exclusive Activities or (iii) a Person whose revenue from the Houston Exclusive Activities is an amount less than 1.5% of the revenue of Chicago and its Subsidiaries on a consolidated basis provided that the revenue from the Houston Exclusive Activities of all Persons acquired by Chicago and its Subsidiaries during such two year period does not in the aggregate exceed 3% of the revenue of Chicago and its Subsidiaries on a consolidated basis.

(e)           Notwithstanding the foregoing, nothing in this Section 7.7 shall restrict partnership, alliance and other arrangements with any Person similar to those currently in place.

Section 7.8            Permits.  The Houston Group shall cooperate with the Everett Group and take actions that are reasonably necessary to finalize or effectuate the transfer of a permit to the Everett Group that is designated as an Everett Asset and that is not already transferred to a member of the Everett Group as of the Distribution Time.  The Everett Group shall cooperate with the Houston Group and take actions that are reasonably necessary to finalize or effectuate the transfer of a permit to the Houston Group that is designated as an Excluded Asset and that is not already transferred to a member of the Houston Group as of the Distribution Time.  The Houston Group and the Everett Group agree to cooperate with each other regarding the allocation of responsibilities for permits at shared real properties.

Section 7.9            Wind-down Usage Terms.  The provisions of the Wind-down Usage Terms attached hereto as Exhibit G are hereby incorporated herein by this reference.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1            General.  Except as expressly provided in this Article VIII or in any other Transaction Document, the procedures set forth in this Article VIII shall apply to any dispute, controversy or claim, whether sounding in contract, tort or otherwise, arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (but, for the avoidance of doubt, not including the Merger Agreement or the Merger), between or among any members of the Houston Group, on the one hand, and any members of the Everett Group, on the other hand (a “Dispute”).  Each Party agrees on behalf of itself and the members of its Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy (including to enforce a Party’s rights to specific performance and injunctive or other equitable relief pursuant to Section 9.12) in connection with any such Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in this Article VIII or in any other Transaction Document and except to the extent provided under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Arbitration Act”), in the case of judicial review of arbitration results or awards.  For the avoidance of doubt, any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in the Merger Agreement or any Transaction Document shall be governed by such express provisions and not by this Article VIII.  EACH PARTY ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY DISPUTE.

Section 8.2            Negotiation Between Executives.  Either Party seeking resolution of any Dispute shall first provide written notice thereof to the other Party (a “Dispute Notice”).  Following delivery of such Dispute Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute.  The negotiations shall be conducted by appropriate executives who have authority to settle the Dispute.  All reasonable requests for information made by one Party to the other will be honored.  If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Dispute Notice or if a Party reasonably concludes that the other Party is not willing to negotiate in good faith as contemplated by this Section 8.2, either Party may submit the Dispute to mediation in accordance with Section 8.3.

Section 8.3            Mandatory Mediation.  Any Dispute not resolved pursuant to Section 8.2 shall, at the written request of any Party (a “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as otherwise set forth in this Article VIII.  The mediation shall be held in either Dallas, Texas, or Chicago, Illinois, as determined by the Party submitting the relevant Mediation Request or in such other place as the Parties may mutually agree.  The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then any Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the Procedure.  If the Dispute has not been resolved within the earlier of sixty (60) days of the appointment of a mediator or ninety (90) days after receipt by a Party of a Mediation Request, or within such longer period as the Parties may agree to in writing, either Party may submit the Dispute to binding arbitration in accordance with Section 8.4; provided, however, that if one Party fails to participate in the mediation, the other Party may commence arbitration in accordance with Section 8.4 prior to the expiration of the time periods set forth above.

Section 8.4            Binding Arbitration.

(a)           Any Dispute that is not resolved pursuant to Section 8.3 shall, at the written request of any Party (an “Arbitration Demand Notice”), be submitted to binding arbitration in accordance with this Section 8.4(a).  If either Party shall deliver an Arbitration Demand Notice, the other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related Dispute without the requirement of first delivering a Dispute Notice as contemplated by Section 8.2 or a Mediation Request as contemplated by Section 8.3.  Subject to Section 8.5, upon delivery of an Arbitration Demand Notice in accordance with this Section 8.4(a), the Dispute shall be decided in accordance with this Section 8.4(a).

(i)            Any arbitration hereunder will be conducted in accordance with CPR Rules for Administered Arbitration then in effect (the “CPR Arbitration Rules”); provided, however, that to the extent that the provisions of this Agreement and the CPR Arbitration Rules conflict, the provisions of this Agreement (including this Article VIII) shall govern.  Unless the Parties otherwise agree, any such arbitration shall be conducted by and before a single arbitrator selected by the Parties in accordance with the procedures set forth on Schedule 8.4(a)(i).  Any arbitrator selected pursuant to this Section 8.4(a) shall be neutral and disinterested with respect to each of the Parties and the subject matter of the Dispute.

(ii)           The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or other Transaction Document, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or other Transaction Document; it being understood that the arbitrator will have full authority to implement the provisions of this Agreement or other Transaction Document and to fashion appropriate remedies for breaches of this Agreement or other Transaction Document (including interim or permanent injunctive relief or other equitable relief); provided, however, that the arbitrator shall not have (A) any authority in excess of the authority a court having jurisdiction over the Parties and the Dispute would have absent these arbitration provisions or

(B) any right or power to award special, indirect, punitive, exemplary, consequential, remote, speculative or similar damages in excess of compensatory damages, except to the extent such damages are expressly permitted by the terms of this Agreement or other Transaction Document, as applicable.  It is the intention of the Parties that in rendering a decision the arbitrator will give effect to the applicable provisions of this Agreement and the other Transaction Documents and follow applicable Law.

(iii)          If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party.  Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(iv)          Notwithstanding anything to the contrary herein, the fees of the arbitrator and all other arbitration costs shall be borne equally by each Party, except that each Party shall be responsible for its own attorneys’ fees and other costs and expenses, including the costs of witnesses selected by such Party.

(v)           Any arbitration award shall be an award with a holding in favor of or against a Party and shall include findings as to facts, issues or conclusions of law, and shall include a statement of the reasoning on which the award rests.  The award must also be in adequate form so that a judgment of a court may be entered thereupon.  Judgment upon any such arbitration award may be entered in any court having jurisdiction thereof.

(vi)          Any arbitration proceedings hereunder shall be held in either Dallas, Texas, or Chicago, Illinois, as determined by the Party submitting the relevant Arbitration Demand Notice, or in such other place as the Parties may mutually agree.

(vii)         The arbitration, including the interpretation of the provisions of this Article VIII only to the extent they relate to the agreement to arbitrate set forth herein and any procedures pursuant thereto, shall be governed by the Arbitration Act.  In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 9.2.

Section 8.5            Interim Equitable Relief.  Regardless of whether a Dispute Notice, Mediation Request or Arbitration Demand Notice has been delivered, prior to the appointment of an arbitrator pursuant to Section 8.4(a), either Party may seek interim equitable relief from any arbitrator set forth on Schedule 8.4(a)(i) in order to preserve and protect the status quo.  Such arbitrator shall have the authority to grant any interim equitable relief that a court having jurisdiction over the Parties and the Dispute would have authority to grant.  Neither the request for, nor the grant or denial of, any such relief shall be deemed a waiver of the dispute resolution obligations set forth herein.  The Parties agree to be bound by any interim equitable relief granted in accordance with this Section 8.5, and judgment upon any such award of interim equitable relief may be entered in any court having jurisdiction thereof.

Section 8.6            Confidentiality of Negotiation, Mediation and Arbitration.  Except as required by applicable Law, each Party shall hold, and shall cause its respective Subsidiaries and Representatives to hold, all dispute resolution proceedings pursuant to this Article VIII (including the existence, content and results thereof) in confidence (other than disclosure to its advisors, or to the extent disclosure is otherwise permitted pursuant to Section 7.2, or as may be required in order to enforce any agreement or award) and shall request that the mediator or arbitrator, as applicable, comply with such confidentiality requirement.  The Parties also agree to jointly request that any court in which a judgment upon any award hereunder is entered or enforced maintain all filings in connection therewith under seal, and to oppose any third-party request for access to sealed filings.  Dispute resolution proceedings pursuant to Section 8.2, Section 8.3, Section 8.4(a) and Section 8.5 shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 8.7            Limitation on Certain Damages.  Notwithstanding anything to the contrary in this Agreement, and except with respect to any breach of any covenant or agreement contained in Section 7.2, neither Party nor its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other Party for any special, indirect, punitive, exemplary, consequential, remote, speculative or similar damages (including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable, other than any such liability to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

Section 8.8            No Effect on Other Commitments.  Unless otherwise agreed in writing, the Parties will continue to honor all commitments under this Agreement and each other Transaction Document during the course of resolution of a Dispute pursuant to the provisions of this Article VIII with respect to all matters not subject to such Dispute.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Corporate Power; Facsimile Signatures.

(a)           Houston represents on behalf of itself and on behalf of other members of the Houston Group, and Everett represents on behalf of itself and on behalf of other members of the Everett Group, as follows:

(i)            each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and

(ii)           this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)           Each Party acknowledges that it and each other Party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction

Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

(c)           Notwithstanding any provision of this Agreement or any other Transaction Document, neither Houston nor Everett shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Houston or Everett, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

Section 9.2            Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a)           This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b)           Subject to Article VIII, each of Houston and Everett, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.6 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 9.3            Survival of Covenants.  Except as expressly set forth in this Agreement, any other Transaction Document or the Merger Agreement, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger and shall remain in full force and effect.

Section 9.4            Waivers of Default.  A waiver by a Party of any default by the other Party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving Party of any subsequent or other default.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver by Everett shall be subject to the written consent of Chicago, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.5            Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 9.6            Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

If to Houston or, on or prior to the Distribution Date, to Everett, then to:

Hewlett Packard Enterprise Company
3000 Hanover Street

Palo Alto, California  94304

Attention:              General Counsel
Facsimile:              (650) 857-2012

with a copy to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California  94304
Attention:              Russell C. Hansen
Facsimile:              (650) 849-5083

and, in the case of Everett, with a copy to:

Computer Sciences Corporation
1775 Tysons Boulevard

Tysons, Virginia  22102
Attention:              General Counsel

If, following the Distribution Date, to Everett, then to:

Computer Sciences Corporation
1775 Tysons Boulevard
Tysons, Virginia  22102
Attention:              General Counsel

Section 9.7            Termination.  This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution.  After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 9.8            Severability.  If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.9            Entire Agreement.  This Agreement, the other Transaction Documents, the Merger Agreement and the schedules and exhibits hereto and thereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 9.10          Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement.  The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Chicago shall be a third-party beneficiary of the rights of Chicago as expressly provided in this Agreement and the Transaction Documents

Section 9.11          Public Announcements.  From and after the Distribution Time, Houston and Everett shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 9.12          Specific Performance.  Subject to Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (except as otherwise provided therein), the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance under this Agreement or such other Transaction Document.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.  Nothing in this section is intended to limit or waive the aggrieved party’s ability to pursue any other remedy to which it is entitled.

Section 9.13          Amendment.  No provision of this Agreement or any other Transaction Document (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.  In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Chicago, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.14          Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Houston and Everett have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 9.15          Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.16          Performance.  Houston will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Houston Group.  Everett will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Everett Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.16 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	SVP, Deputy General Counsel

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	President and Secretary

[Signature Page to Separation and Distribution Agreement]